EXECUTION VERSION

ASSET PURCHASE AGREEMENT
Among
EirGen Pharma Limited,
Horizon Therapeutics Ireland DAC
And
OPKO Health, Inc. (solely for the purposes of Sections 2.1, 8.3 and 11.16)
Dated as of June 16, 2021

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ARTICLE I    DEFINITIONS AND RULES OF CONSTRUCTION    1
1.1    Definitions    1
1.2    Rules of Construction.    9
ARTICLE II    PURCHASE AND SALE; ASSUMPTION OF LIABILITIES    10
2.1    Purchase and Sale of the Transferred Assets.    10
2.2    Transferred Liabilities; Retention by Seller of Excluded Liabilities.    10
2.3    Consent to Assignment.    11
ARTICLE III    PURCHASE PRICE AND ADJUSTMENTS    12
3.1    Purchase Price.    12
3.2    Allocation of Purchase Price.    12
3.3    Withholding.    12
ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF SELLER    12
4.1    Corporate Existence and Solvency.    13
4.2    Corporate Authority.    13
4.3    No Conflicts; Governmental Approvals and Consents.    13
4.4    Sufficiency of Assets.    14
4.5    Title to Transferred Assets.    14
4.6    Real Estate.    15
4.7    Transferred Contracts.    17
4.8    Litigation.    17
4.9    Compliance with Laws; Permits; Regulatory Compliance.    17
4.10    Anti-Corruption; International Trade.    18
4.11    Intellectual Property.    19
4.12    Privacy and Data Security.    21
4.13    Product Liability.    22
4.14    Tax Matters.    22
4.15    Benefit Plans.    22
4.16    Labor Matters.    23
4.17    Environmental Matters.    24
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4.18    Affiliate Agreements    25
4.19    Powers of Attorney    25
4.20    Business Records    26
4.21    Brokers and Other Advisors.    26
ARTICLE V    REPRESENTATIONS AND WARRANTIES OF PURCHASER    26
5.1    Corporate Existence.    26
5.2    Corporate Authority.    26
5.3    Governmental Approvals and Consents.    27
5.4    Litigation.    27
5.5    Financial Capacity.    27
5.6    Brokers and Other Advisors.    27
ARTICLE VI    AGREEMENTS OF PURCHASER AND SELLER    27
6.1    Conduct of the Business.    27
6.2    Investigation of Business.    29
6.3    Necessary Efforts; No Inconsistent Action.    29
6.4    Public Disclosures; Confidentiality.    30
6.5    Access to Records.    31
6.6    TUPE and Employee Benefits.    32
6.7    Non-Solicitation; No-Hire.    36
6.8    Tax Matters.    37
6.9    Mail Handling.    38
6.10    Wrong Pockets.    38
6.11    Release of Liens; Accounts Payable.    39
6.12    Shared Contracts.    39
6.13    Business Materials; Transferred Personal Property.    40
6.14    Post-Closing Responsibilities.    40
ARTICLE VII    CONDITIONS TO CLOSING    41
7.1    Conditions Precedent to Obligations of Purchaser and Seller.    41
7.2    Conditions Precedent to Obligation of Purchaser.    41
7.3    Conditions Precedent to Obligation of Seller.    42
ARTICLE VIII    CLOSING    43
8.1    Closing Date.    43
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8.2    Purchaser Obligations.    43
8.3    Seller Obligations.    44
ARTICLE IX    INDEMNIFICATION    45
9.1    Survival.    45
9.2    Indemnification by Seller.    45
9.3    Indemnification by Purchaser.    46
9.4    Limitations on Indemnification.    46
9.5    Indemnification Procedures.    48
9.6    Mitigation.    51
9.7    Treatment of Indemnification Payments.    51
ARTICLE X    TERMINATION    51
10.1    Termination Events.    51
10.2    E()ffect of Termination.    52
ARTICLE XI    MISCELLANEOUS    53
11.1    Notices.    53
11.2    Bulk Transfers.    54
11.3    Severability.    54
11.4    Further Assurances; Further Cooperation.    55
11.5    Counterparts.    55
11.6    Expenses.    55
11.7    Assignment; Successors and Assigns.    55
11.8    Amendment; Waiver.    56
11.9    Remedies.    56
11.10    Third Parties.    57
11.11    Governing Law.    57
11.12    Dispute Resolution.    57
11.13    Disclosure Schedules.    58
11.14    Entire Agreement.    59
11.15    No Joint Venture.    59
11.16    Parent Guarantee.    59
11.17    Section Headings; Table of Contents.    60

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EXHIBITS
Exhibit A    – Excluded Assets
Exhibit B    – Excluded Liabilities
Exhibit C    – Transferred Assets
Exhibit D    – Transferred Liabilities
Exhibit E    – Form of Assignment and Assumption Agreement
Exhibit F    – Form of Transition Services Agreement
Exhibit G    – Form of Transfer
Exhibit H    – Excluded Business Assets
Exhibit I    – Form of Collateral Warranty Assignment Deed
Exhibit J    – Form of Contract for Sale

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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement is dated as of June 16, 2021, among OPKO Health, Inc., a Delaware corporation (“Parent”) (solely for the purposes Sections 2.1, 8.3 and 11.16) and EirGen Pharma Limited, a private limited company incorporated under the laws of Ireland registered with the Irish Companies Office under company number 398605 (“Seller”), and Horizon Therapeutics Ireland DAC, a designated activity company incorporated under the laws of Ireland registered with the Irish Companies Office under company number 376554 (“Purchaser”) (each, a “Party” and collectively, the “Parties”). Capitalized terms used in this Agreement shall have the meanings indicated in Section 1.1.
RECITALS
A.    Seller, among other things, is engaged in the business of owning and operating a manufacturing and R&D facility used for sterile fill finish of biologics pharmaceutical products;
B.    Seller owns certain Assets used in the operation of the Facility;
C.    contemporaneously with the execution of this Agreement, Purchaser and Seller entered into that certain Transition Services Agreement in the form of Exhibit F (the “Transition Services Agreement”); and
D.     Purchaser desires to purchase and assume, and Seller desires to sell, transfer, convey, assign and deliver the Transferred Assets and the Transferred Liabilities to Purchaser, upon the terms and subject to the conditions specified in this Agreement.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
1.1    Definitions. Unless otherwise provided herein, capitalized terms used in this Agreement shall have the following meanings:
    “Accrued PTO Amount” shall have the meaning set forth in Section 6.6(k).
“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.
“Affiliate Agreement” shall mean all Contracts (x) between members of the Seller Group or (y) between a member of the Seller Group, on the one hand, and any directors or officers of any member of the Seller Group, on the other hand, excluding employment agreements and indemnity agreements.
“Agreement” shall mean this Asset Purchase Agreement, as amended from time to time in accordance with its terms.
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“AIB” shall mean Allied Irish Banks plc., a public limited company incorporated in Ireland, with company registration number 24173, having its registered address at 10 Molesworth Street, Dublin 2, Ireland.
“AIB Charges” shall mean the security granted in favor of Allied Irish Banks plc pursuant to (a) the charge, dated 29 May 2018, between (i) Seller and (ii) AIB and (b) the related PRA Form 52, dated 29 May 2018, between (i) Seller and (ii) AIB.
“AIB Loan” shall mean the loan advanced by AIB pursuant to the letter of sanction, dated 2 May 2018, between (a) Seller and (b) AIB.
“Anti-Corruption Laws” shall mean all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the FCPA and the UK Bribery Act of 2010 and the Irish Criminal Justice (Corruption Offences) Act 2018 (as amended).
“Assets” shall mean, with respect to any Person, all assets, properties, rights and claims of every nature, kind and description, tangible and intangible, owned or leased or licensed, wheresoever located and whether or not carried or reflected on the books or records of such Person.
“Assignment and Assumption Agreement” shall have the meaning set forth in Section 8.2(a).
“Assumed Employee-Related Liabilities” shall have the meaning set forth in Section 6.6(j)(ii).
“Benefit Plan” shall mean each “employee benefit plan” and each other employment, change in control, retention, bonus, commission, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based compensation, retirement, vacation, severance, redundancy, termination, disability, death benefit, medical, dental, or other employee compensation and benefit plan, policy, program, agreement or arrangement, in each case, that Seller or its Subsidiaries sponsor, maintain or contribute to (or are required to contribute to) with respect to any Business Employees or have any Liability with respect to, for the benefit of Business Employees and their beneficiaries and dependents.
“Books and Records” shall have the meaning set forth in Section 6.5(c).
“Business” shall mean the business of drug product manufacturing, and related laboratory operations, as currently conducted or proposed to be conducted by Seller in respect of sterile drug products at the Facility, except that Business does not include any Excluded Business, Excluded Contracts or any Contracts with any third parties or any Seller Group members to manufacture any sterile drug products or Contracts with any third parties to provide research and development services.
“Business Acquisition Proposal” means an indication of interest, offer or proposal to acquire, directly or indirectly, (i) the Business or (ii) all or any substantial portion of the Transferred Assets, in each case, in a single transaction or series of related transactions (whether such acquisition is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise, other than the transactions contemplated by this Agreement).
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, United States of America or Dublin, Ireland are permitted or required by Law to be closed.

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“Business Employee” shall mean (i) each employee of Seller who is engaged wholly or predominantly in the provision of services to the Business, (ii) each other employee of Seller or any of its Subsidiaries whose transfer to Purchaser and its Affiliates is required in connection with the transactions contemplated hereby under applicable local Laws, (iii) any employee who would be entitled to transfer to Purchaser in connection with the transactions contemplated hereby under applicable local Laws but who refuses to do so and (iv) each other employee of Seller or any of its Subsidiaries who Seller and Purchaser have, prior to the Closing Date, mutually agreed will transfer to Purchaser and its Affiliates; in the case of each of clauses (i), (ii) and (iii), each of whom is listed in Section 1.1(a) of the Disclosure Schedules.
“Business Employee List” shall have the meaning set forth in Section 6.6(a).
“Business Portion” shall have the meaning set forth in Section 6.12.
“Business Software” shall have the meaning set forth in Section 4.11(g).
“CGT Clearance Certificate” shall mean a tax clearance certificate issued pursuant to Section 980 of the Taxes Consolidation Act 1997 (as amended).
“Closing” shall have the meaning set forth in Section 8.1.
“Closing Date” shall have the meaning set forth in Section 8.1.
“Collateral Warranty Assignment Deed” shall mean the deed of assignment in respect of certain collateral warranties related to the Facility, substantially in the form attached hereto as Exhibit I and subject to finalization of the scope of collateral warranties to be assigned.
“Companies Act” shall mean the Irish Companies Act 2014 and every other enactment which is to be read together with the Companies Act.
“Consent” shall have the meaning set forth in Section 6.3.
“Contract” shall mean any agreement, contract, subcontract, license, sublicense, lease, indenture, purchaser order or other legally binding commitment or undertaking of any nature.
“Contract for Sale” means the contract for the sale of the Property by the Seller to the Purchaser, to include the Law Society of Ireland General Conditions for Sale 2019 substantially in the form attached hereto as Exhibit J.
“Data Room” shall mean the “Orbit” virtual data room operated by Parent.
“Data Subject” shall have the meaning set forth in the GDPR.
“Deductible” shall have the meaning set forth in Section 9.4(b).
“Deferred Asset” shall have the meaning set forth in Section 2.3(a).
“Direct Claim” shall have the meaning set forth in Section 9.5(b).
“Disclosure Schedules” shall have the meaning set forth in the first sentence of Article IV.

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“Dollars” or “$”, when used in this Agreement or any other Transaction Document, shall mean United States dollars unless otherwise stated.
“Effect” shall mean any change, effect, event, occurrence, state of facts or development.
“Effective Time” shall have the meaning set forth in Section 8.1.
“Employee Representative” shall have the meaning set forth in Section 4.16(a).
“Environmental Claim” shall mean any written claim, proceeding, suit, complaint, or notice of violation alleging violation of, or liability under, any Environmental Laws.
“Environmental Laws” shall mean any applicable Laws, Permits, decrees, orders or common law relating to, or imposing standards regarding the protection of the environment.
“Excluded Assets” shall mean the Assets set forth in Exhibit A.
“Excluded Business” shall mean (i) sales operations of all kinds and any commercial manufacturing business conducted by the Seller with or for members of the Seller Group and/or its customers, and (ii) the research and development activities relating to oral solid dose product manufacturing and related laboratory operations relating to oral solid dose product manufacturing, conducted by Seller at the Facility through the use of the Excluded Business Assets.
“Excluded Business Assets” shall mean all plant, machinery, equipment and other tangible personal property located at the Facility that is specifically listed in Exhibit H hereto.
“Excluded Contracts” shall have the meaning set forth in Exhibit A.
“Excluded Employee-Related Liabilities” shall have the meaning set forth in Section 6.6(j).
“Excluded Liabilities” shall mean the Liabilities set forth in Exhibit B.
“Facility” shall have the meaning set forth in Exhibit C.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Fraud” shall mean intentional misrepresentation with respect to the representations and warranties set forth in this Agreement or in any other Transaction Document that constitutes common law fraud under Irish law.
“GDPR” shall mean (as the context permits) the EU General Data Protection Regulation (EU 2016/679) or the General Data Protection Regulation as adopted in the UK pursuant to the European Union (Withdrawal Act) 2018.
“Good and Marketable Title” means a title commensurate with prudent standards of correct and current conveyancing practice in Ireland.
“Governmental Authority” shall have the meaning set forth in Section 4.3(a).

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“Hazardous Materials” shall mean any natural or artificial substance or combination of substances (whether in solid, liquid, gas, vapor or other form whatsoever) capable of causing harm to the environment or human health including any hazardous, toxic or dangerous substance or article or element, petroleum, petroleum products and asbestos.
“Held Asset” shall have the meaning set forth in Section 6.10(a).
“holding company” has the meaning given to it in section 8 of the Companies Act;
“Indemnification Claim Notice” shall have the meaning set forth in Section 9.5(a).
“Indemnified Party” shall have the meaning set forth in Section 9.4.
“Indemnifying Party” shall have the meaning set forth in Section 9.4.
“Intellectual Property” shall mean all rights associated with the following: (a) patents and applications therefor, utility models and applications therefor and statutory invention registrations (including any continuations, continuations-in-part, divisionals, reissues, renewals, foreign counterparts or modifications for any of the foregoing); (b) trade secret rights, rights in know-how and all other rights in or to confidential business or technical information (“Trade Secrets”); (c) copyrights in works of authorship of any type (including copyrights in software), mask work rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by applicable international treaties or conventions, all moral and common law rights thereto; (d) trademarks, trade names, service marks, service names, trade dress rights, domain names, social media identifiers, URLs, IP addresses, IP address ranges and websites and similar designation of origin, in each case whether registered or unregistered, and all goodwill symbolized thereby and associated therewith; and (e) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
“Interim Period” shall have the meaning set forth in Section 6.1(a).
“IHPRA” shall have the meaning set forth in Section 4.9(c).
“Initial Press Releases” has the meaning set forth in Section 6.4.
“Labor Contract” shall have the meaning set forth in Section 4.16(a).
“Law” shall mean any law, treaty, statute, EU Directive, EU Regulation, enactment, ordinance, rule, decree, code, statutory instrument or regulation of a Governmental Authority.
“Liabilities” shall mean any liabilities, obligations, guarantees (including lease guarantees), commitments, damages, losses, debts, judgments or settlements of any nature or kind, whether known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured.
“Liens” shall mean any mortgage, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien (including any lien for unpaid Taxes), charge, security interest, adverse claim, option, assignment, hypothecation, title retention or any restriction or other encumbrance or security agreement of any kind.
“Losses” shall mean any and all losses, damages (including consequential damages), liabilities, costs (including reasonable out-of-pocket costs of investigation) and expenses, including interest,

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penalties, settlement costs, judgments, awards, fines, costs of mitigation or remediation, court costs and fees (including reasonable attorneys’ fees and expenses).
“Non-Business Portion” shall have the meaning set forth in Section 6.12.
“Omitted Asset” shall have the meaning set forth in Section 6.10(b).
“Order” shall mean any judgment, decree, order, writ, award, assessment, ruling or injunction of a court or other Governmental Authority of competent jurisdiction.
“ordinary course of business” shall mean in the ordinary course of the operation of the Business.
“Outside Date” shall have the meaning set forth in Section 10.1(b).
“Party” and “Parties” shall have the respective meanings set forth in the Recitals to this Agreement.
“Permits” shall have the meaning set forth in Exhibit C.
“Permitted Liens” shall mean mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens, including all statutory Liens, or notices of commencement or similar filings, arising or incurred in the ordinary course of business with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings.
“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group.
“Personal Data” shall have the meaning set forth in the GDPR.
“Proceeding” shall mean any claim, action, arbitration, audit, hearing, inquiry, examination proceeding, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority or arbitrator.
“Processed/Processing” shall have the meaning set forth in the GDPR.
“Property” shall mean all that and those the properties comprised in Folio 6899L County Waterford held under lease dated 3 March 2017 between Industrial Development Agency (Ireland) and Seller for a term of 999 years and Folio 6900L County Waterford held under lease dated 3 March 2017 between Industrial Development Agency (Ireland) and Seller for a term of 999 years.
“Publicly Available Software” shall mean each of: (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, or distribution of such software that such software or other software or technology incorporated into, derived from, or distributed with such software: (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge (such licenses under this clause (ii) being “Hereditary Licenses”). Publicly Available Software includes software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the

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Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.
“Purchase” shall mean the purchase and sale of the Transferred Assets and the assumption of the Transferred Liabilities on the terms set forth in this Agreement and the other Transaction Documents.
“Purchase Price” shall have the meaning set forth in Section 3.1.
“Purchase Price Allocation” shall have the meaning set forth in Section 3.2.
“Purchaser” shall have the meaning set forth in the Recitals to the Agreement.
“Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Sections 5.1, 5.2(a) and 5.6.
“Purchaser Group” shall mean the Purchaser and any other company which is or becomes, directly or indirectly, a subsidiary or holding company of the Purchaser or a subsidiary of such holding company.
“Purchaser Indemnified Persons” shall have the meaning set forth in Section 9.2.
“Purchaser Material Adverse Effect” shall mean a material adverse effect on the ability of Purchaser and/or its Affiliates, as applicable, to perform their respective obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement.
“Redemption Payment” shall have the meaning set forth in Section 8.2.
“Representative” shall mean, with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.
“Restricted Employee(s)” shall have the meaning set forth in Section 6.7(b).
“Retained Business” means any and all of the businesses conducted by members of the Seller Group (other than the Business).
“Retained Employee” shall mean each individual employed or engaged by the Seller or any of its Affiliates as of the date of this Agreement, or between the date of this Agreement and the Closing Date (including any such employee who is on sick leave, military leave, vacation, holiday, disability or other similar leave of absence), who is not a Transferred Employee.
“Sanctioned Country” shall mean a country or territory which is itself the subject of or target of comprehensive Sanctions (at the time of this Agreement Crimea, Cuba, Iran, North Korea, Syria, Venezuela and Turkey).
“Sanctioned Person” shall mean a Person (i) listed on any Sanctions-related list of designated Persons maintained by a Governmental Authority, (ii) located, organized, or resident in a Sanctioned Country, or (iii) greater than 50% owned or controlled by one or more Persons described in clauses (i) or (ii) above.

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“Sanctions” shall mean any Laws in any part of the world related to import transactions, export transactions, or economic or trade sanctions or restrictions; the economic sanctions rules and regulations implemented under statutory authority or the U.S. President’s Executive Orders and administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or U.S. Department of State; European Union Council Regulations on sanctions; United Nations sanctions policies and Laws; economic sanctions administered by Her Majesty’s Treasury of the United Kingdom, the European Union or other relevant sanctions authority; and all relevant Laws made under any of the foregoing.
“Seller” shall have the meaning set forth in the Recitals to this Agreement.
“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 4.1, 4.2, 4.5(a), 4.11(a), 4.18, 4.21 and 11.16(b).
“Seller Group” shall mean the Seller, Parent and any other company which is or becomes, directly or indirectly, a subsidiary or holding company of the Seller or a subsidiary of such holding company.
“Seller Group Indemnified Persons” shall have the meaning set forth in Section 9.3.
“Seller Pension Scheme” shall mean Eirgen Pharma Defined Contribution Pension Plan operated by the Seller.
“Severance Obligations” shall mean any statutory, contractual, common law or other severance or redundancy payments or other separation benefits, whether pursuant to applicable Law, any applicable plan or policy, any applicable individual employment agreement or arrangement, or otherwise and the employer portion of any Taxes payable in connection therewith. For the avoidance of doubt, Severance Obligations shall not include any severance compensation or benefits not required to be paid by applicable Law, or an applicable Benefit Plan or corresponding plan, policy, program, agreement or arrangement of Purchaser and its Affiliates.
“Subsidiary” or “Subsidiaries” shall have the meaning given to it in section 7 of the Companies Act.
“Tax” or “Taxes” shall mean any federal, state, local or non-U.S. tax of any kind whatsoever, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, unincorporated business, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security (including both employee and employer social security contributions), disability, workers’ compensation, payroll, health care, escheat, withholding, estimated or other similar tax, duty, or other charge or assessment in the nature of a tax or deficiencies thereof (including amounts imposed for failure to file or provide correct or timely information to any Governmental Authority or third parties) and any interest, penalties (including promoter penalties), additions to tax and additional amounts imposed, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Return” shall mean any return, declaration, report, election, disclosure, form, estimated return and information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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“TCA” shall mean the Taxes Consolidation Act 1997, as amended.
“the knowledge of” a Party shall mean, with respect to Seller, the knowledge of Damien Burke, Bill Murphy and Ann Marie Slattery after conducting a due inquiry.
“Title Leases” means lease dated 3 March 2017 between Industrial Development Agency (Ireland) and Seller for a term of 999 years (in respect of the property now comprised in Folio 6899L County Waterford) and lease dated 3 March 2017 between Industrial Development Agency (Ireland) and Seller for a term of 999 years (in respect of the property now comprised in Folio 6900L County Waterford).
“Third-Party Claim” shall have the meaning set forth in Section 9.5(e)(i).
“Transaction Documents” shall mean this Agreement, the Assignment and Assumption Agreement, the Contract for Sale, the Transfer, the Transition Services Agreement, the certificates and documents contemplated by Sections 7.2(c), 7.3(c) and 7.3(d) and all other documents to be executed in connection with the transactions contemplated by this Agreement.
“Transfer” shall mean the deed of assurance substantially in the form attached hereto as Exhibit G.
“Transfer Taxes” shall have the meaning set forth in Section 6.8(a).
“Transferred Assets” shall mean the Assets set forth in Exhibit C.
“Transferred Books and Records” shall mean originals and all copies of all Books and Records primarily used in connection with the Transferred Assets or otherwise in the Business, including as defined in Exhibit C.
“Transferred Contracts” shall have the meaning set forth in Exhibit C.
“Transferred Employees” shall mean Business Employees whose employment is automatically transferred to the Purchaser or its designated Affiliate in connection with the transactions contemplated hereby under TUPE but excluding any employee who has rejected or opted out of automatic transfer under TUPE.
“Transferred IP” shall have the meaning set forth in Exhibit C.
“Transferred Liabilities” shall mean the Liabilities set forth in Exhibit D.
“Transferred Personal Property” shall have the meaning set forth in Exhibit C.
“Transition Services Agreement” shall have the meaning set forth in the Recitals.
“TUPE” shall mean the Transfer of Undertakings (Protection of Employment) Regulations 2003 or predecessor or amending legislation thereto.
“VAT” shall mean value added tax as provided for in and appropriately charged in accordance with the Value-Added Tax Consolidation Act 2010 and legislation (whether delegated or otherwise) supplemental thereto or in any primary or subordinate legislation promulgated by the European Union and

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any tax similar or equivalent to value added tax imposed by any country other than Ireland and any similar or turnover tax replacing or introduced in addition to any of the same.
“VAT Act” shall mean the Value-Added Tax Consolidation Act 2010 and all associated regulations.
1.2    Rules of Construction.
(a)    The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(b)    The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement, will refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and recital, article, section, subsection, exhibit, annex and schedule references are to this Agreement unless otherwise specified. The exhibits, annexes and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The words “include,” “including” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The word “extent” in the phrase “to the extent” means the degree to which a thing extends, and does not simply mean “if”. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. The use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination”. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. The word “or” is not exclusive, unless the context otherwise requires. Any reference to any document being “made available” or “delivered” by Seller to Purchaser means that Seller (a) delivered such document to Purchaser or (b) posted such document in the Data Room, in each case, as of 5:00 p.m. Central Time on the date that is two (2) Business Days prior to the date hereof. A reference to a statute, listing rule, regulation, order or other applicable law includes a reference to the corresponding regulations and instruments and includes a reference to each of them as amended, consolidated, recreated, replaced or rewritten.
(c)    Any reference in this Agreement to a specific Irish legal term or specific US legal term for any action, remedy, method or form of judicial proceeding, legal document, legal status, court, official or any other legal concept, or thing will, in respect of any jurisdiction outside of Ireland or the United States of America, as

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applicable, relevant to the transactions contemplated by this Agreement, be deemed to include a reference to the corresponding or most similar legal term in that jurisdiction.
ARTICLE II
PURCHASE AND SALE; ASSUMPTION OF LIABILITIES
2.1    Purchase and Sale of the Transferred Assets.
Upon the terms and subject to the conditions set forth in this Agreement and the Contract for Sale (in respect of the Property only), at the Closing, each of Parent and Seller agrees to, and agrees to cause all of the other members of Seller Group to, sell, assign, transfer, convey and deliver to Purchaser (or one or more of its Affiliates, in Purchaser’s sole discretion) or procure the novation to Purchaser (or one or more of its Affiliates, in Purchaser’s sole discretion) and Purchaser (or one or more of its Affiliates, in Purchaser’s sole discretion) agrees to purchase, acquire and accept from, as applicable, Seller and each such other member of Seller Group, all of Seller’s and such other Seller Group member’s respective right, title and interest in and to the Transferred Assets, free and clear of all Liens and together with all rights attached to them at the date of this Agreement or subsequently becoming attached to them. To the extent permitted by applicable Laws, title to the Transferred Assets which are capable of passing by delivery shall pass by delivery at the Closing and not pursuant to any term of this Agreement or any other document.
2.2    Transferred Liabilities; Retention by Seller of Excluded Liabilities.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser (or one of its Affiliates) shall assume, pay, perform and discharge when due all of the Transferred Liabilities.
(b)    Any other provision of this Agreement notwithstanding, Purchaser (or any of its Affiliates) shall not be obligated to assume, pay, perform, discharge or be responsible for any of the Excluded Liabilities.
2.3    Consent to Assignment.
(a)    Notwithstanding anything in this Agreement to the contrary, but subject to Section 6.3, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of any Transferred Asset (including any Contract or Permit or any claim, right or benefit arising thereunder or resulting therefrom, in each case, included in the Transferred Assets) if any attempted sale, assignment, transfer, conveyance or delivery of such Transferred Asset (i) would constitute a breach or violation of any applicable Law (whether by operation of law or otherwise), (ii) would adversely affect the rights of Purchaser and its Affiliates thereunder or (iii) if such Transferred Asset cannot be sold, assigned, transferred, conveyed or delivered without any Consent that has not been obtained (or does not remain in full force and effect at) the Closing (any such Transferred Asset, a “Deferred Asset”), unless and until (A) such Deferred Asset can be sold, assigned, transferred, conveyed or delivered in accordance with Section 2.1 without such breach, violation of Law or adverse effect on Purchaser’s rights thereunder or (B) such Consent is obtained at or prior to Closing (and remains in full force and effect at the Closing), at which time, in the case of clauses (A) and (B), and without the payment of any further consideration by any Person, such Deferred Asset and related Transferred Liability shall be deemed to be sold, assigned, transferred, conveyed or delivered in

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accordance with Section 2.1 and assumed in accordance with Section 2.3(a) and shall cease to be a Deferred Asset. With respect to any such Deferred Asset, (A) from the Closing Date to the twelve (12)-month anniversary thereof, Seller and Purchaser shall, and shall cause their respective Affiliates to, reasonably cooperate and use commercially reasonable efforts to obtain, or cause to be obtained, all Consents required to assign or transfer such Deferred Asset to Purchaser (or its Affiliate) and (B) upon obtaining the requisite Consents, Seller shall sell, assign, transfer, convey and deliver all rights associated with such Deferred Asset to Purchaser (or its Affiliate), in each case, without the payment of any further consideration by any Person or agreement by any Person to any amendments, modifications or waivers of any terms of any Deferred Assets that would adversely affect the rights of Purchaser and its Affiliates thereunder in order to obtain such Consents. Subject to Section 6.3, neither Seller nor any of its Affiliates shall have any liability for failure to obtain any Consent (provided, that Seller has complied with its obligations under this Section 2.3) and neither Seller, Purchaser nor their respective Affiliates (or any of their respective designees) shall be obligated to pay (or cause to be paid) (x) fees, costs or expenses in connection with such Consents (other than immaterial administrative or legal costs and expenses) or (y) any consideration to any third party with respect to such Consents.
(b)    To the extent and during the period any Transferred Asset remains a Deferred Asset, and without further consideration (i) Seller shall use commercially reasonable efforts to provide Purchaser and its Affiliates (and their respective designees) the maximum allowable use of the Deferred Asset (which shall include, at a minimum, the economic benefits of such Deferred Asset), and Seller and Purchaser shall reasonably cooperate to establish an agency type or other similar arrangement reasonably satisfactory to Purchaser under which Purchaser, its Affiliates and their respective designees would obtain, to the fullest extent practicable, the applicable Deferred Assets and assume the applicable Transferred Liabilities arising thereunder or resulting therefrom in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement) and (ii) to the extent permitted by applicable Law, Seller shall, and shall cause its Affiliates to, exercise, enforce and exploit, only at the direction of and for the benefit of Purchaser (and at the cost of the Purchaser), any and all claims, rights and benefits of Seller or its Affiliates arising in connection with such Deferred Asset. During such period and without further consideration, (A) Seller shall promptly (and in any event, within ten (10) Business Days) pay, assign and remit to Purchaser when received all monies and other consideration received by it or its Affiliates under any Deferred Asset or any claim, right or benefit arising thereunder and (B) Purchaser shall promptly pay, perform or discharge when actually due any Transferred Liability arising thereunder.
ARTICLE III
PURCHASE PRICE AND ADJUSTMENTS
3.1    Purchase Price.
The purchase price in respect of the purchase and sale transactions hereunder shall be (i) $65,000,000.00 less Accrued PTO Amount and (ii) the assumption of the Transferred Liabilities, which comprises the respective purchase price to be paid for the Transferred Assets (the “Purchase Price”).

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3.2    Allocation of Purchase Price.
Purchaser shall determine the allocation of the Purchase Price among the Transferred Assets, which allocation may be amended from time to time (the “Purchase Price Allocation”) and shall deliver to Seller a copy of the Purchase Price Allocation at or prior to Closing for informational purposes only. Seller and Purchaser agree that the Purchase Price Allocation may be adjusted by Purchaser within 12 months after the Closing if required for Purchaser’s accounting compliance; provided that (a) Purchaser shall provide prompt notice to Seller of any such adjustment to the Purchase Price Allocation and (b) such adjusted Purchase Price Allocation shall not be binding upon Seller for Tax reporting purposes.
3.3    Withholding.
Purchaser, Seller, their respective Affiliates and any other applicable withholding agent shall be entitled to withhold, or cause to be withheld, from any payment made pursuant to this Agreement such amounts as are required to be withheld under applicable Tax Law (including any amounts required to be withheld in the event that a CGT Clearance Certificate is not produced by Seller indicating that Irish Tax is not required to be deducted from the Purchase Price); To the extent that such amounts are so withheld and paid over to the proper Governmental Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the applicable Party in respect of which such deduction and withholding was made. Upon either Party’s reasonable written request, the other Party shall submit a tax payment certificate or other documentation (or copy thereof), to the extent issued by the applicable Governmental Authority, certifying payment of such amount.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser, subject to the disclosures and exceptions set forth in the disclosure schedules delivered by Seller to Purchaser concurrently herewith (the “Disclosure Schedules”), as follows:
4.1    Corporate Existence and Solvency.
(a)    Seller is duly organized, validly existing and incorporated under the laws of its jurisdiction of organization. Seller has the requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties, rights and assets related to the Business (including the Transferred Assets) and to conduct the Business as the same is now being conducted by it.
(b)    Seller has not ceased payment of any debt nor is Seller insolvent or unable to pay its debts within the meaning of section 509 or 570 of the Companies Act. No compromise or arrangement (pursuant to under section 453 or section 676 of the Companies Act or otherwise) with any of its creditors or any class of its creditors has been entered into or proposed with respect to Seller. No receiver or manager or similar officer has been appointed over, or taken possession of, the whole or any part of the assets or undertaking of the Seller. No examiner or interim examiner is, or has been, appointed to the Seller and there is no petition pending or threatened in respect of such an appointment. No distress, execution or other process has been levied in respect of the Seller which remains undischarged and there is no unfulfilled or unsatisfied judgment or court order outstanding against the Seller.

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4.2    Corporate Authority.
This Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Seller, and will be duly and validly authorized by Seller, in each case, by all requisite shareholder, corporate, partnership or similar action prior to Closing and no other proceedings on the part of Seller or its equityholders are (and no other proceedings on the part of Seller or any of its equityholders will be) necessary for Seller to authorize the execution or delivery of this Agreement or any of the other Transaction Documents or to perform any of their obligations hereunder or thereunder. Seller has, and will have at or prior to the Closing, full shareholder, corporate, limited liability company, partnership or similar organizational (as applicable) power and authority to execute and deliver the other Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by Seller, and the other Transaction Documents will be duly executed and delivered by Seller, and this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Seller enforceable against it in accordance with its terms.
4.3    No Conflicts; Governmental Approvals and Consents.
(a)    The execution and delivery of this Agreement and the other Transaction Documents by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not (A) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Seller, (B) result in any violation or breach of, or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, any Transferred Contract, (C) result in the creation of any Lien (except for any Permitted Lien) upon, or (D) violate, conflict with or result in any breach under any provision of any Law or Order applicable to Seller (to the extent it relates to the transactions contemplated by this Agreement), the Business or the Transferred Assets, except, in the case of clauses (B), (C) and (D), to the extent that any such breach, default, termination, cancellation, acceleration, loss, Lien, violation, conflict, breach or loss would not be material to the Business and/or the Transferred Assets, taken as a whole.
(b)    No Consent, order, or license from, notice to or registration, declaration or filing with, any Ireland, European Union, United States, supranational or foreign, federal, state, provincial, municipal or local government agency, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality (“Governmental Authority”), is required on the part of Seller in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for (a) such Consents, orders, licenses, filings or notices that have been or will be obtained as of the Closing Date and remain in full force and effect, and (b) those with respect to which the failure to have been so obtained or to remain in full force and effect would not be material to the Business and/or the Transferred Assets, taken as a whole.
4.4    Sufficiency of Assets.

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Except (i) for services and other rights that are to be made available pursuant to the Transition Services Agreement and the other Transaction Documents and (ii) as set forth in Section 4.4 of the Disclosure Schedules, the Transferred Assets collectively constitute all of the assets, properties and rights of the Seller Group that are necessary for, or used in connection with, the conduct of the Business as currently conducted, and in carrying on the Business, Seller does not depend on any assets owned, or services provided, by any member of the Seller Group which will not be transferred to Purchaser on Closing.
4.5    Title to Transferred Assets.
For the purpose of the representations and warranties set out in this section 4.5 only, the definition of “Transferred Assets” shall be amended and interpreted as excluding the Property and the Facility.
(a)    Seller has, or at the Closing will have, and Purchaser will at the Closing acquire, full legal and beneficial ownership and good and marketable title to, or have valid and enforceable rights to use the Transferred Assets, in all cases, free and clear of all Liens, except Permitted Liens. Except for Permitted Liens, no Person, other than Seller, has any interest in the Business or any Transferred Assets.
(b)    The buildings, improvements, machinery, equipment, personal properties, and other tangible assets included in Transferred Assets (i) are adequate to conduct the Business as currently conducted and for the conduct of sterile fill finish of biologic pharmaceutical products (ii) are operated in material conformity with all applicable Laws, (iii) are in reasonably good operating condition and repair (normal wear and tear excepted) without the need for material upgrade or replacement within the next twelve months, and (v) have been maintained in accordance with the normal practice of the Seller and do not require any deferred maintenance or maintenance outside the ordinary course of business.
(c)    Seller has not acquired or agreed to acquire any Transferred Asset on terms that title does not pass to Seller until full payment is made. The Transferred Assets are in the possession and control of Seller and are sited within Ireland.
4.6    Real Estate.
(a)    The Seller has Good and Marketable Title to the Property and title free and clear of all Liens save as specified in Section 4.6(a) of the Disclosure Schedule. Title to the Property is registered in the Property Registration Authority of Ireland with absolute leasehold title held under the Title Leases.
(b)    All original deeds and documents necessary to prove title to the Property are in the possession of the Seller or held by AIB and subject to release to Seller on repayment of the AIB Loan. All deeds, documents and information supplied to the Purchaser for the purpose of deducing title to the Property in connection with this Agreement are true, complete and accurate in all material respects.
(c)    All covenants, obligations, conditions, agreements and restrictions of whatever nature howsoever arising affecting the Property, including those contained in the Title Leases, have been duly performed and observed and the Seller has

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not received notice of any outstanding or alleged breach or failure to perform any such covenant, obligation, condition, agreement or restriction, and, to the knowledge of the Seller, there are no circumstances which may lead to any such notice being served.
(d)    The Seller is entitled to and is in possession and exclusive occupation of the Property and no other party is entitled to or is in possession or occupation or has any interest of whatever nature howsoever arising in any part of the Property and the Property is not affected by or the subject of any occupational lease, tenancy, license, agreement or arrangement relating to the occupation or use of the Property by any person other than the Seller.
(e)    All rates and outgoings of whatever nature in respect of the Property incurred, or to be incurred, at or prior to Closing have been paid and will be paid by the Seller in full on the due dates for payment.
(f)    There is appurtenant to the Property all rights, easements and facilities necessary for their present use and continued enjoyment and no person is entitled or, to the knowledge of Seller, has threatened to terminate, curtail or interrupt any such rights, easements or facilities.
(g)    The Property is not affected by any exception, reservation, stipulation, restriction, burden, inhibition, covenant, obligation, condition, easement, quasi-easement, profit-à-prendre, license, wayleave, right or privilege of whatever nature howsoever arising which is of an unusual or onerous nature or which conflicts with or adversely affects the present use of the Property or which adversely affects the title to or value of any of the Property and there is no agreement or commitment to give or create any of the foregoing and, to the knowledge of the Seller, no person has claimed to be entitled to any of the foregoing.
(h)    All buildings and other structures on or under the Property are in good and substantial repair and condition, fit for the purposes for which they are presently used, and, to the knowledge of the Seller, free from latent defects other than such defects as do not interfere with the present use thereof.
(i)    The Property is served by utilities (including water, drainage, electricity gas, sewer, fibre and telecoms), all of which are connected to the public mains by media located entirely on, in or under the Property and Folio WD19982F.
(j)    The Seller has delivered to Purchaser copies of all building condition, inspection, zoning, assessments, reports and other documents that relate to the condition of the Property.
(k)    Without limiting the generality of the foregoing, with respect to the Property:
(i)    to the extent that the Property does not directly abut a public road in charge, the Property has the benefit of a right of access and egress over third party lands to and from a public road; and

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(ii)    the Property has the benefit of car parking space available for use in connection with the permitted use and enjoyment of the Property.
(l)    None of the improvements completed by or on behalf of the Seller with respect to the Property are in material violation of any use or occupancy restriction, limitation, condition or covenant of record or any applicable zoning or building Law or public utility or other easement or the terms of the Property, and, there are no violations of any applicable zoning or building Law relating to such improvements that remains unresolved.
(m)    The Seller has not received, any notice that either the whole or any portion of any of the Property is to be condemned, requisitioned or otherwise taken by any public authority and Seller has not received any notice of any public improvements that may result in special assessments against or otherwise adversely affect the Property.
(n)    Each development carried out to or on the Property since March 3, 2017 complies in all material respects with all applicable Laws relating to the planning, development and construction of buildings and all regulations made thereunder and all permissions and consents required thereunder have been duly obtained and are in full force and effect and all conditions attaching thereto have been complied with in all material respects and there are, to the Seller’s knowledge, no circumstances which may lead to the withdrawal or revocation of any such permission or consent. To the knowledge of the Seller, there is no breach or default which would result in the termination or suspension of access to the Property or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services.
(o)    There is no outstanding, or to the knowledge of Seller, threatened notice, order or certificate (whether issued under or pursuant to any statute or regulation or otherwise howsoever arising) in relation to or affecting the Property (including any condemnation, closing order, demolition order, clearance order, special amenity order, preservation order, conservation order, enforcement notice, derelict site notice, improvement notice, or prohibition notice) or any notice relating to the Property or the use of the Property under any statute or statutory rule, order or statutory instrument and, to the knowledge of the Seller, there are no circumstances as of the date hereof which would give rise to any such notice, order or certificate.
(p)    To the knowledge of the Seller, there are no general contractors, architects or engineers involved with the planning, development or construction of the Property since March 3, 2017 other than those disclosed in writing to the Purchaser prior to the date of this Agreement.
4.7    Transferred Contracts.
(a)    Section 4.7 of the Disclosure Schedules lists each of the Transferred Contracts.
(b)    Seller has delivered to Purchaser true, correct and complete copies of each of the Transferred Contracts, together with any material amendments, modifications or supplements thereto. (i) Each Transferred Contract is in full force and

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effect and is a valid and binding agreement of the Seller, and, to the knowledge of Seller, enforceable in accordance with its terms, (ii) the Seller is not in material breach of or material default under any Transferred Contract to which it is a party, and, to the knowledge of Seller, no other party to any such Contract is in material breach thereof or default thereunder, (iii) the Seller has not received, to the knowledge of Seller, no other member of the Seller Group has received, from any counterparty any notice of termination or notice or claim of default by the Seller under any Transferred Contract and (iv) to the knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would result in a material breach or material default under any Transferred Contract by the Seller.
4.8    Litigation.
The Seller is not subject to any Order or stipulation of any Governmental Authority that would prevent or reasonably be expected to interfere with or delay the consummation of the transactions contemplated by the Transaction Documents or, would be material to the Business, and/or the Transferred Assets. There are no Proceedings pending or, to the knowledge of Seller, investigations or threatened Proceedings against Seller in respect of the Business or the Transferred Assets which (a) would be material to the Business and/or the Transferred Assets, (b) would prevent or reasonably be expected to interfere with or delay the consummation of the transactions contemplated by the Transaction Documents, (c) seek or threaten injunctive or non-monetary relief or (d) allege criminal wrongdoing or could result in a criminal penalty.
4.9    Compliance with Laws; Permits; Regulatory Compliance.
(a)    Except for non-compliance or violations that would not be material to the Seller’s business (other than the Excluded Business), and/or the Transferred Assets, taken as a whole, (i) the Seller’s business has been conducted and the Facility has been operated in compliance with all Laws or Orders applicable to the Business, and (ii) the Seller has not received, and to the knowledge of Seller, no other member of Seller Group has received, any written notice of any violation or alleged violation by the Business of any such Law or Order.
(b)    (i) The Permits listed on Section 4.9(b) of the Disclosure Schedule constitute all Permits that are necessary to conduct the Business as currently conducted, (ii) all such Permits are in full force and effect, (iii) the Business is not being conducted in violation or default of such Permits, (iv) the Seller is not in receipt of any written notification that any Governmental Authority is threatening to revoke any such Permit and (v) all such Permits were lawfully obtained, other than, in each of the foregoing clauses (i) through (v), any exceptions as would not be material to the Business and/or the Transferred Assets, taken as a whole.
(c)    The operations of the Facility and Business as currently conducted are in compliance, in all material respects, with all applicable Laws. There are no, and there have been in the last three years no, recalls, corrective actions, or seizures initiated or other adverse regulatory actions taken by the Irish Health Products Regulatory Authority (“IHPRA”) or any other Governmental Authority with respect to the Facility. There has been no material deficiencies, material risks or any area requiring material improvement identified in any investigation or inspection of the Facility. Seller has made

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available to Purchaser all material communications with the IHPRA relating to Seller’s proposed sterile fill finish operations in the Facility, the licensing of the Facility for sterile fill finish and scheduling of IHPRA inspections in connection with such licensure or otherwise.
(d)    Seller has not, and to the Seller’s knowledge, none of its representatives has, committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the United States Food and Drug Administration to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or for any other Governmental Authority to invoke any comparable laws. Neither Seller nor any of the Business Employees has been convicted of any crime or engaged in any conduct that would reasonably be expected to result, or has resulted, in (i) debarment under United States 21 U.S.C. Section 335a or any similar Law, or (ii) exclusion under United States 42 U.S.C. Section 1320a-7 or any similar Law.
(e)    All filings with and submissions to any Governmental Authority in any jurisdiction made by the Seller with regard to its Facility or the manufacturing operations of the Business whether oral, written, or electronically delivered, were true, accurate and complete in all material respects as of the date made and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading. The Seller has not made an untrue statement of a material fact or fraudulent statement to any Governmental Authority or failed to disclose a material fact required to be disclosed to the Governmental Authority with respect to the Business.
(f)    During the past three years, the Seller with respect to the Business has received the audits or inspections by the IHPRA or any other Governmental Authority set forth on Section 4.9(f) of the Disclosure Schedule and the Seller has made available to Purchaser all notices and material documentation relating to the results of such audits or inspections. The Seller has not received any notice of adverse finding, warning letters, untitled letters or other correspondence or notice from the IHPRA or any other Governmental Authority, alleging or asserting material noncompliance with any applicable Laws or any Permits required by any applicable Laws.
4.10    Anti-Corruption; International Trade.
(a)    Since January 1, 2018, neither the Business, nor any of its officers, directors, or employees, nor, to the knowledge of Seller, any of their respective agents or third-party representatives (acting on Seller’s behalf) in connection with the Business (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment, or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses, (iv) has violated or is violating in any respect Anti-Corruption Laws, or (v) has, directly or indirectly, made, offered, authorized, facilitated,

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or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any governmental official or any other Person, in each case of the foregoing clauses (i) - (v), in connection with or relating to the Business.
(b)    Neither the Business, nor any of its officers, directors, or employees, nor, to the knowledge of Seller, any of their respective agents or third-party representatives (acting on Seller’s behalf) in connection with the Business is currently or has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iii) otherwise in violation of any Sanctions.
(c)    The Seller has implemented and maintains in effect written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of applicable Anti-Corruption Laws and Sanctions. The Seller has not received from any Governmental Authority any notice, inquiry, or internal or external allegation; or made any voluntary or involuntary disclosure to a Governmental Authority, in each case, concerning any actual or potential violation or wrongdoing related to Sanctions or Anti-Corruption Laws, in each case, except as would not, individually or in the aggregate be material to the Business.
4.11    Intellectual Property.
(a)    Seller is the sole and exclusive legal and beneficial owner of all Transferred IP, free and clear of any Liens (other than Permitted Liens). Without limiting the generality of the foregoing, Seller has entered into binding, written Contracts with every current and former employee and/or independent contractor of the Business who was involved in the creation of the Transferred IP whereby such employees and independent contractors (i) assign to Seller any ownership interest and right they may have in any Intellectual Property created or developed by such employees or independent contractors within the scope of or during their services for the Business, and (ii) acknowledge Seller’s sole and exclusive ownership of such Intellectual Property.
(b)    There is no written notice, claim, indemnification request or Proceeding (including any oppositions, interferences or re-examinations) pending or, to the knowledge of Seller, threatened against Seller (i) asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of Intellectual Property is or may be occurring or has or may have occurred, in each case, relating to the Business or (ii) challenging the validity, enforceability or use of any Transferred IP. The Seller has not received any written request that Seller consider taking a license under any Intellectual Property owned by a third party that relate to the Business. The conduct of the Business does not infringe, misappropriate, dilute or violate any Intellectual Property of any third party in any material respect. To the knowledge of Seller, no third party is infringing, misappropriating, diluting or violating any Transferred IP in any material respect.
(c)    No Transferred IP is subject to any outstanding Order or stipulation that (i) materially conflicts with the use and distribution thereof in connection

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with the Business as currently conducted or (ii) would otherwise restrict or limit Purchaser’s ability to assign, transfer or license such Transferred IP.
(d)    Seller has implemented reasonable policies and procedures and has taken reasonable steps necessary to maintain, enforce and protect its rights in the Transferred IP and at all times has maintained the confidentiality of all Trade Secrets included in the Transferred IP. None of the Trade Secrets or other confidential information included in the Transferred Assets have been disclosed to a third party other than employees, suppliers, representatives, customers or agents of the Business all of whom are bound by confidentiality obligations.
(e)    After the Closing, Purchaser and its Affiliates will not be obligated to grant a license, covenant or similar right to a third party with respect to their own Intellectual Property, solely due to the assumption of one or more of the Transferred Contracts.
(f)    The Seller is not participating in any industry standards organization that in any manner restricts or requires the licensing or enforcement of any Transferred IP to or against third parties.
(g)    The Business Software listed in Section 4.11(g) of the Disclosure Schedule is in the operation of the Business. Except for the custom software identified on 4.11(g), which is included in the Transferred Assets, all of the Business Software is available for license on commercial terms from third parties.
(h)    The Seller is in material compliance with all licenses to Publicly Available Software used in the Business, and no Publicly Available Software has been used in the Business in a manner that subjects, in whole or in part, the Transferred IP to any Hereditary License. Seller has not received any notice from a third party that it is in breach of any license with respect to Publicly Available Software used in the Business.
(i)    Seller has implemented and maintained (or, where applicable, has required its vendors to maintain), materially consistent with commercially reasonable and standard industry practices and complying with its contractual obligations to other Persons in all material respects, reasonable security measures designed to protect all computers, networks, software and systems used in connection with the operation of the Business (the “Business Software”), from viruses and similar malware, and the Business Software and all confidential information, including Personal Data relating to the Business, from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse, including as required by applicable Laws. To the knowledge of the Seller, there has been no unauthorized access to or use of the Business Software, nor has there been any unscheduled downtime or unavailability of the Business Software due to unauthorized access to or use of Business Software either of which resulting in a material disruption of the Business.
(j)    To the knowledge of the Seller, the Business Software included in the Transferred Assets does not contain any, and the Seller utilizes industry-standard anti-virus software designed to prevent the introduction of, “viruses”, “worms”, “timebombs”, “Trojan horse”, “key-locks”, or any other devices created that could

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disrupt or interfere with the operation of the Business Software or equipment upon which the Business Software operates, or the integrity of the data, information or signals the Business Software produces in a manner adverse to the Business. To the knowledge of the Seller, the Business Software does not include or install any spyware, adware, or other similar software that monitors the use of the Business Software or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Business Software, as applicable.
(k)    Seller has adequate disaster recovery arrangements in place, including a disaster recovery policy, for the Business Software.
4.12    Privacy and Data Security.
(a)    The use, storage, sharing, disclosure, dissemination, Processing and disposal of any personally identifiable information and Personal Data of the Business is in compliance in all material respects with all applicable privacy policies, terms of use, contractual obligations and applicable Laws, including GDPR.
(b)    Seller maintains complete, accurate and up to date records of their Personal Data Processing activities in relation to the Business in accordance in all material respects with applicable data protection and privacy Laws, including GDPR.
(c)    Seller has, in relation to the Business, issued privacy notices to, and (when necessary) has obtained consents from, all relevant Data Subjects which comply in all material respects with applicable data protection and privacy Laws.
(d)    Since January 1, 2019, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any Personal Data used by or on behalf of Seller in connection with the Business, other than those that were resolved without material cost, material liability or the duty to notify any Person. Further, Seller has:
(i)    implemented appropriate technical and organizational measures designed to protect against the unauthorized or unlawful Processing of, and accidental loss of or damage to, Personal Data relating to the Business which is Processed by or on behalf of Seller and its Subsidiaries;
(ii)    put in place appropriate agreements, as required by applicable data protection and privacy Laws, with all third parties Processing Personal Data on their behalf relating to the Business; and
(iii)    undertaken reasonably appropriate privacy and information security due diligence on all such third parties in accordance with, applicable data protection and privacy Laws.
(e)    There is no, and there has been no, written complaint to, or any audit, proceeding, claim or, to the knowledge of Seller, investigation (formal or informal) against, the Seller with respect to the Business by: (i) any private party; or (ii) any Governmental Authority, in each case with respect to the security, confidentiality, availability or integrity of information technology assets, Personal Data, or other data,

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information or Intellectual Property, except for any of the foregoing that arose prior to the date of this Agreement and have been fully resolved.
4.13    Product Liability.
No product manufactured by Seller at the Facility has been the subject of a recall, Proceeding or, to the knowledge of Seller, investigation, and the Seller has not received any written assertions of same.
4.14    Tax Matters.
(a)    All material Tax Returns required to be filed by Seller or otherwise with respect to the Transferred Assets have been duly and timely filed in accordance with all applicable Laws and all Taxes required to be paid by Seller or otherwise with respect to the Transferred Assets (whether or not shown on any Tax Return) have been duly and timely paid. All such Tax Returns are true, correct and complete in all respects and were filed in substantial compliance with all applicable Laws. No deficiency for any such Taxes has been asserted or assessed by a Governmental Authority against Seller which deficiency has not been paid.
(b)    No dispute or claim concerning any Tax liability of Seller with respect to the Transferred Assets has been raised by any Governmental Authority and neither Seller nor its directors has knowledge of any such dispute or claim based upon personal contact with any agent of any Governmental Authority. To the knowledge of the Seller, there is no action, suit, proceeding, investigation, audit or claim pending or threatened with respect to any Taxes in connection with any Transferred Asset, and no deficiency for any such Taxes has been proposed, asserted or assessed against Seller.
(c)    There are no Tax liens (other than Permitted Liens) on any of the Transferred Assets.
(d)    Seller has never received any notice or inquiry from any Governmental Authority in a jurisdiction where Seller or its applicable Affiliates does not file Tax Returns to the effect that Seller is or may be subject to a Tax Return filing obligation or taxation with respect to the Transferred Assets by such jurisdiction.
(e)    Seller has not granted any power of attorney with respect to any Tax matter that is currently in effect and that could have effect post-Closing with respect to the Transferred Assets (other than any power of attorney granted in the ordinary course of business, such as to a payroll provider).
4.15    Benefit Plans.
(a)    Section 4.15(a) of the Disclosure Schedules sets forth a list of each material Benefit Plan.
(b)    For each material Benefit Plan other than the Seller Pension Scheme, the Seller has made available to Purchaser accurate, current, and complete copies of each of the following, as applicable: (i) where the Benefit Plan has been reduced to writing, the plan document and all amendments; (ii) where the Benefit Plan

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has not been reduced to writing, a written summary of all material plan terms; (iii) any trust agreements or other funding arrangements; (iv) any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks, and any other written communications (or a description of any oral communications); (v) actuarial valuations and reports for the three most recently completed plan years; (vi) copies of material notices, letters, or other correspondence from any Governmental Authority; and (vii) any filings under any amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority. For the Seller Pension Scheme, the Seller has made available to Purchaser accurate, current, and complete summary plan descriptions and summaries of benefits and coverage.
(c)    Each Benefit Plan is and has been established, administered, and maintained, in all material respects, in accordance with its terms and in compliance with the requirements of applicable Law and any applicable Labor Contract. There are no pending claims, audits or investigations, or, to the knowledge of the Seller, claims, audits or investigations threatened against any Benefit Plan (other than routine claims for benefits made in the ordinary course) that, individually or in the aggregate, could result in the imposition of any material Liability on Purchaser or its Affiliates. After the Closing, Purchaser and its Affiliates will have no obligations or Liabilities related to any Benefit Plan, other than the Assumed Employee-Related Liabilities.
(d)    Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, alone or in connection with any other event (whether contingent or otherwise), will (i) except as required under applicable Law, entitle any Business Employee to treat such Business Employee’s employment or engagement as having been terminated and/or entitle such Business Employee to any severance pay, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation or benefit due to any Business Employee (other than with respect to any Business Employee (A) who has rejected or opted out of automatic transfer under TUPE or (B) whose employment does not transfer automatically to Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement) or (iii) result in a change in the ownership of a substantial portion Parent’s assets within the meaning of Section 280G of the U.S. Internal Revenue Code of 1986, as amended.
4.16    Labor Matters.
(a)    Except as set forth on Section 4.16(a) of the Disclosure Schedules, the Seller has not been (a) a party to or bound by any collective bargaining agreement, works council agreement (including with any European Works Council or staff body or group thereof), trade union agreement, or other similar agreement (including any such agreement applicable on a national and/or industry-wide basis) (each of the foregoing, a “Labor Contract”) in respect of the Business, (b) subject to a legal duty to bargain with or be party to a practice of engaging with (exclusive of any of the change-in-control-related notification and consultation obligations listed on Section 4.16(a) of the Disclosure Schedules), or in recognition of, any labor union, works council, trade union or similar employee representative group (each, an “Employee Representative”) on behalf of the Business Employees; (c) to the knowledge of Seller, the object of any attempt to

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organize or obtain recognition with respect to the Business Employees for collective bargaining purposes or representation by any Employee Representative, or presently operating under an expired Labor Contract; or (d) party to or subject to any actual or, to the knowledge of Seller, threatened, strike, work stoppage, picketing, boycott or similar activity in respect of the Business.
(b)    Other than as set forth in Section 4.16(b) of the Disclosure Schedules, there are no other employees of Seller or any of its subsidiaries who are wholly or mainly assigned to the Business or whose transfer to Purchaser and its Affiliates is required under applicable Law.
(c)    Except as set forth on Section 4.16(c) of the Disclosure Schedules and as required by any applicable Law, no consent or consultation of, requirement to provide information to, or the rendering of or receipt of an opinion or formal advice by, any Employee Representative, group of employees, or any Governmental Authority with jurisdiction over labor matters is required for Seller to enter into this Agreement or to consummate the transactions contemplated by this Agreement. Since January 1, 2019, Seller has complied in all material respects with their respective obligations to inform and/or consult which are similar to the type described in the immediately preceding sentence.
(d)    Except as would not, individually or in the aggregate, be material to the Business, the Business is and has since January 1, 2019 been conducted in material compliance with all applicable Laws respecting labor, employment, fair employment practices, equal employment opportunities (including the prevention of discrimination, harassment and retaliation), terms and conditions of employment, the termination of employment, the classification of non-employee workers, contractors and consultants, wages and hours (including payment of all wages and overtime), work authorization, immigration, occupational safety and health, holiday pay, and mass layoffs and plant closings. No action, arbitration, dispute, litigation, audit, complaint, charge, inquiry, material disciplinary or grievance proceeding, or investigation by, on behalf of, or in relation to any current, former, or prospective employee of the Business, or any labor union, works council, or trade union, or otherwise relating to the labor or employment practices with respect to the Business (including for the avoidance of doubt any audit, investigation, or other proceeding conducted by any tax or revenue authority) is pending or, to the knowledge of Seller, threatened which, if adversely decided, may reasonably, individually or in the aggregate, be material to the Business.
(e)    Except as set forth on Section 4.16(e) of the Disclosure Schedules, in the conduct of the Business, the Seller does not have any custom or practice of paying severance amounts over and above the statutory required minimum in the event of termination of employment, or bonus or similar annual incentive payments, whether in writing or otherwise.
4.17    Environmental Matters.
(a)    Seller, in respect of the Business and the Transferred Assets, is in material compliance with all, and has not violated any, applicable Environmental Laws,

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including the possession of, and the compliance with, all Permits required under Environmental Laws;
(b)    there has been no storage, treatment, generation, transportation, handling, disposal (whether on-site or offsite), release (or, to the knowledge of Seller, threatened release) of Hazardous Materials at, on, under or from the Property in a manner that would reasonably be expected to give rise to material liability under any Environmental Laws in respect of the Business or the Transferred Assets;
(c)    with respect to the Property there exists no: (i) underground storage tanks or associated equipment, (ii) groundwater monitoring wells, drinking water wells, production water wells, or injection wells, or (iii) landfills, surface impoundments or disposal areas;
(d)    with respect to the Property, there exists no materials or fixtures containing asbestos, polychlorinated biphenyls, or radioactive materials;
(e)    Seller has disposed of hazardous, biologic or medical waste in accordance with all applicable Environmental Laws and other Laws. The Facility is not contaminated with any pharmaceutical drug substance or drug product;
(f)    Seller has not received any Environmental Claim relating to the Business or the Transferred Assets and, to the knowledge of Seller, there are no Environmental Claims threatened against Seller in respect of the Business or the Transferred Assets;
(g)    Seller is not subject to any Order or settlement relating to compliance with Environmental Law in respect of the Business or the Transferred Assets; and
(h)    Seller has not, and, to the knowledge of Seller, no other member of Seller Group has, assumed or retained by contract or by operation of law any obligation under any Environmental Law or concerning any Hazardous Materials relating to the Business or the Transferred Assets; and
(i)    Seller has made available to Purchaser, copies of all environmental reports, studies, assessments, audits, sampling data and similar documents containing material information that may affect the Business, and all correspondence alleging any material violation of or liability under Environmental Laws and other written Environmental Claims, in each case, in their possession or control and relating to the Transferred Assets and/or the Business.
4.18    Affiliate Agreements.
There are no Affiliate Agreements that relate to the Business or the Transferred Assets.
4.19    Powers of Attorney.
In relation to the Business or any of the Transferred Assets, there are no powers of attorney granted by Seller or, to the knowledge of Seller, any other member of Seller Group, which are

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currently in force other than to the holder of a Lien solely to facilitate its enforcement nor any other authority (express, implied or ostensible) given by Seller or such other member of Seller Group to any person to enter into any contract or commitment or do anything on its behalf other than any authority of Transferred Employees to enter into routine trading contracts in the normal course of their duties.
4.20    Business Records.
All records and information, including the Books and Records, in relation to the Business and the Transferred Assets are: (i) in the possession of Seller, under the direct control of Seller and subject to unrestricted access by Seller; (ii) true and complete in all material respects; and (iii) where applicable, up to date. Seller has an up to date plant register in relation to the Business showing a complete and accurate record of the plant owned or used by it.
4.21    Brokers and Other Advisors.
No member of the Seller Group has retained any investment banker, finder or broker who would have a valid claim for a fee, brokerage, commission or similar compensation in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as follows:
5.1    Corporate Existence.
Purchaser is duly organized, validly existing and validly incorporated under the Laws of Ireland. Purchaser has all requisite corporate power and authority to own, lease and operate the Transferred Assets, to assume the Transferred Liabilities.
5.2    Corporate Authority.
(a)    This Agreement and the other Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby involving Purchaser have been duly authorized by Purchaser by all requisite corporate action. Purchaser has all corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. This Agreement has been duly executed and delivered by Purchaser, and the other Transaction Documents will be duly executed and delivered by Purchaser, and this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and the implied covenant of good faith and fair dealing.
(b)    The execution and delivery of this Agreement and the other Transaction Documents by Purchaser, the performance by Purchaser of its obligations

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hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the certificate of incorporation or by-laws or similar organizational documents of Purchaser, (ii) result in any violation or breach or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Purchaser is subject or is a party, or (iii) violate, conflict with or result in any breach under any provision of any Law applicable to Purchaser or any of its properties or assets, except, in the case of clauses (ii) and (iii), to the extent that any such default, violation, conflict, breach or loss would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
5.3    Governmental Approvals and Consents.
Except as set forth on Schedule 5.3, no Consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any Governmental Authority, is required on the part of Purchaser in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices which have been obtained and remain in full force and effect and those with respect to which the failure to have obtained or to remain in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
5.4    Litigation.
As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Purchaser, investigation or threatened Proceeding against Purchaser or any of its Affiliates that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
5.5    Financial Capacity.
Purchaser has and will have at the Closing all funds necessary to pay and satisfy in full the obligations pursuant to this Agreement to pay (i) the Purchase Price, (ii) the Transfer Taxes and (iii) all fees and expenses of Purchaser and its Affiliates, including in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
5.6    Brokers and Other Advisors.
None of Purchaser nor any of its Affiliates has retained any financial advisor, investment banker, finder or broker who would have a valid claim for a fee, brokerage, commission or similar compensation from Seller or its Affiliates in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

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ARTICLE VI
AGREEMENTS OF PURCHASER AND SELLER
6.1    Conduct of the Business.
(a)    During the period from the date hereof until the Closing or earlier termination of this Agreement in accordance with Article X (such period, the “Interim Period”), except (a) as expressly contemplated or required by this Agreement, (b) as consented to in writing by Purchaser, (c) as set forth in Section 6.1(a) of the Disclosure Schedules or (d) as required by applicable Law, Seller (x) shall, and shall cause Parent to, conduct the Business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve the Business intact, including existing relations and goodwill with Governmental Authorities, vendors and suppliers of the Business and Business Employees and (y) shall not, and shall cause Parent not to, to the extent relating to the Business:
(i)    (A) incur, guarantee, become liable for or assume any indebtedness and/or (B) make any loan, advance or capital contribution to or investment in any Person, in each case of clauses (A) and (B), as would impose any Liability on Purchaser, its Affiliates, the Business or the Transferred Assets;
(ii)    enter into or consummate any transaction involving the acquisition of the equity interests in or portion of the Transferred Assets of, or forming a joint venture or partnership with, any business or Person or any division thereof (whether by merger, consolidation, exchange of equity securities or by any other manner in a single transaction or series of related transactions);
(iii)    sell, lease, license, transfer, assign, convey, abandon, allow to lapse or expire, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of the Transferred Assets;
(iv)    (A) modify, amend, fail to renew or terminate any Transferred Contract, or waive, release or assign any material rights or material claims under any Transferred Contract, (B) enter into any Contract that would be a Transferred Contract if in existence as of the date hereof, or (C) enter into any Contract that (1) contains either (x) a change in control provision in favor of the other party or parties thereto or (y) an anti-assignment provision requiring consent or approval to effect the assignment of such Contract, or (2) that would require a payment to or give rise to any rights to any Person in each case of the foregoing clauses (1) and (2), in connection with the transactions contemplated hereby;
(v)    except as required by any Benefit Plan: (A) increase the salary or other compensation of any Business Employee, other than in the ordinary course of business (and in no event shall such increases in the aggregate with respect to any Business Employee be in excess of 2%), (B) make any long-term incentive awards (cash or equity), pay or grant any new or additional entitlement to severance or termination pay, or grant transaction, retention, or other similar bonus to any Business Employee, (C) take any action to accelerate the vesting or payment of any compensation or benefit to

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any Business Employee, (D) propose, agree to or effect any material change to any Business Employee’s terms of employment or engagement, (E) terminate (other than for cause) any Business Employee or hire any individual who would become a Business Employee, or (F) transfer the employment of any individual to or from the Business;
(vi)    (A) recognize any Employee Representative as the representative of any Business Employees, or (B) enter into any new or amended Labor Contract except as required by applicable Law;
(vii)    initiate, settle, compromise, waive, discharge or agree to initiate, settle, compromise, waive or discharge any Proceeding, that (A) would involve the payment of monetary damages in excess of $25,000, (B) would involve any admission of wrongdoing by the Business, or any of its directors, officers, employees or agents, including any Business Employees, (C) involves any regulatory agency or other Governmental Authority or alleged criminal wrongdoing or (D) would result in any injunctive or non-monetary relief or would impose any material restrictions or obligations on the Business;
(viii)    (A) adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (B) discontinue the Business in any respect;
(ix)    make material changes to any internal or posted policies and procedures with respect to data privacy and data security related to the Transferred Assets; or
(x)    authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.
Notwithstanding anything in this Section 6.1, Seller shall not be required to take any action or non-action that in the reasonable and good faith judgment of counsel to Seller would violate any Law applicable to Seller.
6.2    Investigation of Business.
During the Interim Period, and subject to applicable Laws, the terms of any confidentiality restrictions under Contracts to which a member of the Seller Group is a party as of the date hereof and Section 6.4, Purchaser shall be entitled, including through its Representatives, to have such reasonable access to the properties, businesses, operations, personnel and books and records of, or pertaining to, the Transferred Assets and the Business as it reasonably requests in connection with Purchaser’s efforts to consummate the transactions contemplated by this Agreement. Any such access and examination shall be at Purchaser’s expense and shall be conducted on reasonable advance written notice, during regular business hours and shall be subject to restrictions under applicable Law. Seller shall use its commercially reasonable efforts to cause the Representatives of Seller to reasonably cooperate with Purchaser and its Representatives in connection with such access and examination, and Purchaser and its Representatives shall reasonably cooperate with Seller and its respective Representatives and shall minimize any unreasonable disruption to the Business and the Retained Business. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would (i) unreasonably disrupt the operations of Seller or (ii) require Seller to disclose information subject to attorney-client privilege or conflict with any confidentiality or privacy obligations to which

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Seller is bound solely on the basis that the disclosure of such information would, in the reasonable and good faith judgment of counsel to Seller, violate such attorney-client privilege or conflict with such confidentiality obligations or Laws; provided, however, that Seller shall promptly notify Purchaser thereof and use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without adversely affecting such attorney-client privilege or confidentiality obligations. All requests for information made pursuant to this Section 6.2 shall be directed to an executive officer of Seller or such other person as designated by Seller.
6.3    Necessary Efforts; No Inconsistent Action.
Subject to the other terms and conditions of this Agreement, Seller and Purchaser agree to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by the Transaction Documents and to use their respective reasonable best efforts to cause the conditions to each Party’s obligation to close the transactions contemplated hereby as set forth in Article VII to be satisfied, including all actions necessary to obtain all (a) all licenses, certificates, permits, approvals, clearances, expirations, waivers or terminations of applicable waiting periods, authorizations, qualifications and orders (each a “Consent”) of any Person (including all required Consents under Transferred Contracts or the Title Leases), necessary or desirable in connection with the consummation of the transactions contemplated by the Transaction Documents and (b) novations of the Transferred Contracts, it being understood that (x) neither Party nor any of their respective Subsidiaries shall be required to expend any money other than for filing fees or expenses or immaterial administrative or legal costs or expenses, (y) the prior written consent of Purchaser shall be required with respect to any amendment, waiver or modification to any Transferred Contract for the purpose of obtaining any such Consent that is adverse to Purchaser or the Business and (z) in no event shall any Party be required to seek a novation of any Transferred Contract unless (1) such novation is required under applicable Law to transfer the burden and/or obligations of such Transferred Contract or (2) Purchaser reasonably expects that novating such Transferred Contract would reduce applicable Transfer Taxes (and, for the avoidance of doubt, if the parties to a Transferred Contract have agreed that such Transferred Contract is to be novated (pursuant to this clause (z) or otherwise), this Agreement shall not constitute an assignment or attempted assignment of such Transferred Contract nor shall this Agreement amount to an agreement for the sale of any interest in such contract). The Parties shall cooperate fully with each other to the extent necessary in connection with the foregoing.
6.4    Public Disclosures; Confidentiality.
(a)    The Parties agree that each may issue a press release announcing the execution of this Agreement (the “Initial Press Releases”), with the content of the Initial Press Release to be approved by the other Party (which approval shall not be unreasonably withheld, conditioned or delayed). Except for the Initial Press Releases, unless otherwise required by Law or the rules and regulations of any stock exchange on which such Party’s stock (or the stock of their direct or indirect holding company) is traded or quoted, no press release or other public announcement or comment pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any Party or its Affiliates without the prior written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed). If in the judgment of either Party upon the advice of outside counsel such a press release or public announcement is required by Law or the rules or regulations of any stock exchange on which such Party’s stock (or the stock of their direct or indirect holding company) is

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traded, the Party intending to make such release or announcement shall to the extent practicable use commercially reasonable efforts to provide prior written notice to the other Party of the contents of such release or announcement and to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.
(b)    Each of Seller and Purchaser agrees that this Agreement, the other Transaction Documents and the terms and conditions set forth herein and therein shall be kept confidential and shall not be disclosed or otherwise made available to any other Person and that copies of this Agreement and the other Transaction Document shall not be publicly filed or otherwise made available to the public, except (i) where such disclosure, availability or filing, upon the advice of outside counsel, is required by applicable Law (including the periodic reporting requirements under applicable securities laws) and only to the extent required by such Law or under the rules of any securities exchange on which the securities of Purchaser or Seller (or their direct or indirect holding company) are listed, and (ii) as otherwise agreed by each of Purchaser and Seller. In the event that any such disclosure, availability or filing is required by applicable Law, each of Purchaser and Seller agrees to use its commercially reasonable efforts to obtain “confidential treatment” or similar treatment of this Agreement and the other Transaction Documents and to redact such terms of this Agreement and the other Transaction Documents that either Seller, in the case of Purchaser, or Purchaser, in the case of Seller, shall reasonably request.
6.5    Access to Records.
(a)    Exchange of Information. Save as may otherwise be required pursuant to applicable Law or in order to comply with reporting, disclosure, or filing requirements imposed on Purchaser or any of its Affiliates (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the Purchaser or any of its Affiliates, Seller will, for a period of three (3) years (or, in respect of any records required to be retained under applicable Tax Laws, six (6) years) from the Closing Date, make available for inspection by Purchaser, at Purchaser’s expense, on reasonable notice during working hours any books and records relating to the Transferred Assets retained by Seller which are reasonably necessary for the operation and conduct of the Business or to comply with reporting, disclosure, or filing requirements imposed on Purchaser or any of its Affiliates (including under applicable securities or Tax Laws) by a Governmental Authority having jurisdiction over the Purchaser or any of its Affiliates. The Seller will allow Purchaser to take copies of any of the books and records reasonably required by Purchaser and shall instruct the employees, auditors and other professional advisers of Seller to provide to Purchaser all information that it may reasonably require.
(b)    Ownership of Information. Any information owned by a Party that is provided to a requesting Party pursuant to this Section 6.5 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.
(c)    Record Retention. Except as required by applicable Law, and to the extent permitted by applicable data protection and privacy Law, each Party agrees to

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use its reasonable commercial efforts to retain copies of the books and records relating to the Business and the Transferred Assets, in any form or media, other than Excluded Assets (the “Books and Records”) in their respective possession or control for a period of three (3) years (or, in respect of Tax related Books and Records, six (6) years), following the Closing Date.
(d)    Limitation of Liability. No Party shall have any liability to any other Party in the event that any information exchanged or provided pursuant to this Section 6.5 is found to be inaccurate. No Party shall have any liability to any other Party if any information is destroyed or lost after commercially reasonable efforts by such Party to comply with the provisions of Section 6.5(c).
(e)    Other Agreements Providing For Exchange of Information. The rights and obligations granted under this Section 6.5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in this Agreement.
(f)    Confidential Information. Nothing in this Section 6.5 shall require either Party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information; provided, however, that in the event that either Party is required under this Section 6.5 to disclose any such information, that Party shall use all commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information.
6.6    TUPE and Employee Benefits.
(a)    TUPE to Apply.
The Seller and the Purchaser hereby acknowledge that the transfer of the Business contemplated hereby is one to which TUPE applies. The Seller and the Purchaser hereby further acknowledge that pursuant to TUPE, the contracts of employment of the Transferred Employees shall, with effect from the Closing, be transferred to the Purchaser. The Parties acknowledge that they are each required to engage in an information and consultation process with their respective employees in respect of the Purchase under TUPE and they shall each comply with all such obligations and to indemnify one another in accordance with the terms of Article IX in respect of Losses suffered by the other Party arising out of any failure to comply with such requirements.
(b)    Discharge of Obligations
Each of the Seller and the Purchaser shall duly and fully discharge all of its respective obligations arising under or by virtue of TUPE and the Employees (Provision of Information and Consultation) Act 2006 in connection with the transactions contemplated hereby.
(c)    Information on Employment
The Seller shall both before and after the Closing furnish to the Purchaser such evidence and information as the Purchaser may from time to time reasonably require in relation to

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the discharge by the Seller of the Seller’s obligations under TUPE together with such other information as the Purchaser may from time to time reasonably require to assist it in continuing the Transferred Employees’ terms and conditions of employment, in so far as provided for under any contracts of employment, collective agreements and any other matters in connection therewith. The Purchaser shall before the Closing furnish to the Seller such evidence and information as the Seller may from time to time reasonably require in relation to the discharge by the Seller of the Seller’s obligations under TUPE.
(d)    Seller Obligations
The Seller shall perform and shall be fully liable and responsible for all obligations and Liabilities arising in respect of the period up to and including the Closing by virtue of any contracts of employment, employment relationships, collective agreements if any or enactments or statutory provisions (or orders or regulations made thereunder) in relation to the Business Employees in force at any time prior to the Closing and shall at all times fully and effectually indemnify and keep indemnified the Purchaser against all Liabilities howsoever arising under or by virtue thereof. In the event that any claim is made against the Purchaser by a Transferred Employee or a Retained Employee, in relation to any of the foregoing matters arising from circumstances taking place prior to the Closing, the Seller shall furnish to the Purchaser such evidence and information as the Purchaser may require to defend that claim or, if such claim was raised by a Transferred Employee, manage any ongoing employment relationship with the Transferred Employee.
(e)    Purchaser Obligations
The Purchaser shall perform and shall be fully liable and responsible for all obligations and Liabilities arising in respect of the period immediately following the Closing by virtue of any contracts of employment, employment relationships, collective agreements if any or enactments or statutory provisions (or orders or regulations made thereunder) in relation to the Transferred Employees in force at any time from thereafter following the Closing and shall at all times fully and effectually indemnify and keep indemnified the Seller against all Liabilities howsoever arising under or by virtue thereof, save where such Liabilities can be attributed to failure by the Seller to provide any reasonably necessary or accurate information to the Purchaser to prevent any such issue arising. In the event that any claim is made against the Seller, in relation to any of the foregoing matters arising from circumstances taking place post the Closing, the Purchaser shall furnish to the Seller such evidence and information as the Seller may require to defend that claim.
(f)    Notice to Transferred Employees
As soon as reasonably practicable after Closing, the Seller shall deliver to the Transferred Employees a letter, in an agreed form, between them notifying the Transferred Employees of the transfer of their employment to the Purchaser. This is in addition to the Seller’s and the Purchaser’s separate respective obligations to inform, and where required, consult with employee representatives in relation to the transfer of the Business as separately provided for in Section 6.6(a).
(g)    Liability for Retained Employees.

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Where any Retained Employee, employee or individual other than a Transferred Employee, whether an employee of the Seller and its Affiliates or not, claims to be an employee of the Purchaser or makes any other claim against the Purchaser, the Seller shall indemnify the Purchaser in respect of any Liabilities incurred by it in respect of defending or as a consequence of any such claim, to include any ongoing salary if ordered to accept any such employee into its employment, severance costs if it chooses to agree to a voluntary termination with such employee in either case during the period of one year from that person’s date of transfer of employment under TUPE, regardless of when a claim is made by such person or other costs incurred in managing such claims.
(h)    Post-Closing Benefit Plan Participation. From and after the Closing, Purchaser shall use commercially reasonable efforts to cause any employee benefit plans of Purchaser and its Affiliates that are made available to the Transferred Employees after the Closing (“Purchaser Plans”) to take into account for purposes of eligibility and benefit accruals (other than benefit accruals under any defined benefit pension plan or as would result in a duplication of benefits), services prior to the Closing by such Transferred Employees to Seller (and any predecessors thereof that previously employed such Transferred Employees and as to which Seller recognized such years of service) as if such service were with Purchaser and its Affiliates. With respect to each Transferred Employee who elects to participate in Purchaser Plans following the Closing, and such Transferred Employee’s dependents, Purchaser shall, and shall cause its applicable Affiliate to, use commercially reasonable efforts to (i) waive or cause to be waived any pre-existing condition exclusions to coverage, any evidence of insurability provisions, any active at work requirement and any waiting period or service requirements that did not exist or had been waived or otherwise satisfied under Seller’s comparable medical, dental, pharmaceutical and vision benefit plans prior to the Closing and (ii) apply towards any deductible requirements and out-of-pocket maximum limits under its benefit plans applicable to the year in which the Closing occurs, any amounts paid by such Transferred Employee toward such requirements and limits under Seller’s and/or Seller’s Subsidiaries’ benefit plans for such applicable year. For the avoidance of doubt, nothing in this Agreement or any Transaction Document shall operate to transfer the Seller Pension Scheme, to the Purchaser or otherwise make the Purchaser liable in respect of the Seller Pension Scheme.
(i)    Post-Closing Maintenance of Remuneration and Benefits. The Purchaser agrees (without prejudice to its obligations pursuant to Section 6.6(b)) that, it shall, at a minimum, for the period of 12 months immediately following the Closing, in respect of each Transferred Employee who remains in employment with the Purchaser or its Affiliates, at least maintain the same base salary or wage rate, as was provided to each such Transferred Employee immediately prior to the Closing; and provide a benefits package which is, in the aggregate, not less than the value of the existing benefits available to such Transferred Employee immediately prior to the Closing.
(j)    Severance Obligations. The Parties intend that the transactions contemplated by this Agreement shall not constitute a separation, termination, or severance of employment of any Transferred Employee prior to or upon the consummation of the Closing. Without limiting the provisions of this Section 6.6(i), Seller shall bear any costs related to, and shall indemnify and hold harmless Purchaser and its Affiliates from and against, any claim made against Purchaser (or Purchaser’s

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Affiliate) by any Business Employee for any Severance Obligations, in each case, arising out of, relating to, or in connection with any of the following: (i) any Business Employee’s refusal, prior to the Closing, to accept an offer of employment from, or rejection of an automatic transfer of employment to, Purchaser (or any of its Affiliates) (save where the Business Employee’s refusal to accept an offer of employment or rejection of an automatic transfer of employment to Purchaser or any of its Affiliates is primarily based on Purchaser proposing to make a material adverse change to the terms and conditions of employment of any such Business Employee without consent of such Business Employee) and (ii) any action taken by Seller or its Subsidiaries to terminate the employment of any Business Employee or individual who would otherwise have been a Business Employee but for such action or which provides such individual a right to terminate employment, including any action or omission by Seller or its Subsidiaries (x) to amend or otherwise modify, on or prior to the Closing, any terms and conditions of employment applicable to, or compensation and benefits provided to, any Business Employee or (y) that does not comply with applicable Law or the terms of any Benefit Plan. Without limiting the provisions of Section 6.6(i), Purchaser shall bear any costs related to, and shall indemnify and hold harmless Seller from and against, any claims made by any Transferred Employee for any Severance Obligations, in each case, arising out of, relating to or in connection with any of the following: (I) the failure of Purchaser or its applicable Affiliate to continue the employment of, any Transferred Employee in accordance with this Agreement or as required by applicable Law (other than, for the avoidance of doubt, as a result of any employee’s rejection of an automatic transfer of employment to, Purchaser or any of its Affiliates prior to the Closing in which case they would become a Retained Employee), and (II) any Business Employee’s rejection of an automatic transfer of employment to Purchaser or any of its Affiliates (and becoming a Retained Employee), which is primarily based on Purchaser proposing to make a material adverse change to the terms and conditions of employment of any such Retained Employee without consent of such Business Employee.
(i)    Excluded Employee-Related Liabilities. Seller and its Subsidiaries shall remain responsible for (x) all Liabilities arising under Benefit Plans of Seller or its Subsidiaries and (y) all Liabilities with respect to (A) Business Employees that relate to the period on or prior to Closing Date (specifically including Liabilities regarding any claim in connection with equity awards, vested or unvested, and other entitlements under short or long term equity incentive plans of Seller, in each case, granted prior to Closing), whether such claims are made prior to, on, or following the Closing Date and (B) Retained Employees. Seller agrees that Purchaser shall not assume any Benefit Plan of the Seller or its Subsidiaries. For the purposes of this Agreement, all Liabilities and obligations of the Seller described in this Section 6.6(j)(i) and Sections 6.6(a), 6.6(b), 6.6(c), 6.6(d) and 6.6(f) are collectively referred to as the “Excluded Employee-Related Liabilities”.
(ii)    Assumed Employee-Related Liabilities. Except where the Liability arises as a result of Seller’s breach of any of its obligations under this Agreement, Purchaser and its Affiliates shall be responsible for (x) all Liabilities under Purchaser or its Affiliates’ benefits plans to Transferred Employees, and (y) all other Liabilities with respect to Transferred Employees that relate to the period after the Closing, including Liabilities for any claims brought by any Transferred Employees or any Governmental Authority with respect to any Transferred Employee against the Seller

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or any of its Subsidiaries after Closing to the extent such claims are the result of Purchaser’s failure to comply with applicable Law or Contracts in connection with the Transferred Employee’s employment or the termination thereof following Closing. For the purposes of this Agreement, all Liabilities of the Purchaser described in this Section 6.6(j)(ii) and Section 6.6(e) are collectively referred to as the “Assumed Employee-Related Liabilities”.
(k)    Vacation. Following the Closing, Purchaser or its applicable Affiliate will honor, as to each Transferred Employee, all accrued and unpaid hours of vacation, personal hours or days earned and sick leave applicable to such Transferred Employee as of the Closing Date relating to the period through the Closing Date (the aggregate dollar amount that would be payable to such Transferred Employees if the accrued and unpaid vacation, personal hours or days and sick leave were paid in cash to such Transferred Employees as of the Closing Date based on their compensation in effect at the time of transfer of employment, the “Accrued PTO Amount”).
(l)    Other Accruals. No later than five (5) Business Days before the Closing Date, and with respect to Transferred Employees, Seller shall, and shall cause its Affiliates to, provide Purchaser with proper accruals regarding accrued but unpaid vacation, personal hours or days earned and sick leave as well as the Accrued PTO Amount. With the exception of Business Employees’ unpaid commission and bonus amounts earned prior to the Closing Date, which shall be paid by Seller in the first payroll cycle after the Closing Date, other compensation and benefit accruals for elements such as but not limited to (i) payroll, (ii) payroll and other employer Taxes, (iii) retirement plan payables, (iv) employee stock purchase plan, (v) expenses and (vi) reimbursements (fuel, tuition or professional membership) shall be settled by Seller prior to the Closing Date.
(m)    Administration. Following the date hereof and subject to applicable Law, the Parties shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 6.6, including exchanging information and data relating to workers’ compensation, employee benefits, and employee benefit plan coverages and, in the case of Seller, making the Business Employees available during business hours to Purchaser and its Affiliates as may be reasonably requested by Purchaser or its Affiliates during the TUPE information and consultation period provided that (i) a Seller representative shall be present during any such meeting with Business Employees and (ii) talking points and script of meeting shall be agreed jointly acting reasonably in advance of any such meeting and the Purchaser and its Affiliates agree to follow the agreed form script).
(n)    No Third-Party Beneficiary. This Section 6.6(n) shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.6(n), expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.6(n). Without limiting the foregoing, no provision of this Section 6.6(n) will create any third-party beneficiary rights in any current or former employee of Seller or any Business Employees in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 6.6(n) is (i) deemed to establish, amend, or modify any Benefit Plan, Purchaser Plan or any other employee benefit plan, policy, program, agreement or

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arrangement maintained or sponsored by Seller, Purchaser or their respective Affiliates or (ii) intended to interfere with Purchaser’s or its Affiliates’ right from and after the Closing to amend or terminate any employee benefit plan, policy, program, agreement or arrangement or the employment of any Transferred Employee, subject to applicable Law.
(o)    Updated Business Employee List. Seller shall deliver to Purchaser an updated version of Section 1.1(a) of the Disclosure Schedules (the “Business Employee List”) at least fifteen (15) days prior to the Closing Date. Any changes to the Business Employee List following the date hereof shall be mutually agreed to by Purchaser and Seller on or prior to the Closing Date (such agreement of either party shall not be unreasonably withheld, conditioned or delayed).
6.7    Non-Solicitation; No-Hire.
(a)    From and after the Closing Date until the one year anniversary of the Closing Date, Seller covenants and agrees, that it will not, and will cause each member of the Seller Group to not, directly or indirectly, solicit for employment, hire, employ, engage or offer employment to, or seek to induce or influence to leave employment with Purchaser or any of its Affiliates, any Transferred Employee or any employee of Purchaser assigned to work at the Facility; provided, that the foregoing shall not be deemed to prohibit (i) any member of the Seller Group from engaging in general media advertising or general employment solicitation that is not targeted towards such Transferred Employees or (ii) solicitations, targeting, or hiring, employing, engaging or offering employment to, former employees of Purchaser or any of its Affiliates.
(b)    From and after the Closing Date until the one year anniversary of the Closing Date, Purchaser covenants and agrees, that it will not, and will cause each member of the Purchaser Group to not, directly or indirectly, solicit for employment, hire, employ, engage or offer employment to, or seek to induce or influence to leave employment with Seller, any Restricted Employee (other than, for the avoidance of doubt, Transferred Employees); provided, that the foregoing shall not be deemed to prohibit (i) Purchaser from engaging in general media advertising or general employment solicitation that is not targeted towards such Restricted Employees or (ii) solicitations, targeting, or hiring, employing, engaging or offering employment to, former employees of Seller or any of its Affiliates. For purposes of this Section 6.7(b), “Restricted Employees” mean (i) employees of Seller who directly interface with Purchaser’s employees in providing services under the Transition Services Agreement and (ii) employees of Seller who are assigned to work in the Facility or in the Excluded Business as of the Closing.
6.8    Tax Matters.
(a)    Transfer Taxes. All transfer, recordation, stamp duties, excise, license, or similar fees or taxes (collectively, “Transfer Taxes”) shall be borne by Purchaser. The definition of Transfer Taxes shall not include VAT which shall be dealt with in accordance with Section 6.8(b). Any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared by the Party that customarily has primary responsibility for filing such Tax Returns pursuant to the applicable Laws under and according to which the respective Tax Returns are due to be filed. Seller and

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Purchaser shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, with each other to make all filings, returns, reports and forms as may be required to comply with all applicable Laws relating to Transfer Taxes and to lawfully obtain any available mitigation, reduction or exemption from any Transfer Taxes.
(b)    VAT. The Parties agree that the Purchase Price shall be exclusive of VAT. The Parties intend that the sale is a sale to which sections 20(2)(c) and section 26(2) of the VAT Act apply such that the sale shall be deemed not to be a supply of goods or services for the purposes of the VAT Act. The Purchaser warrants that the Purchaser is an Accountable Person as defined by Section 2(1) of the VAT Act for the purposes of section 20(2)(c) of the VAT Act. The Purchaser shall indemnify and keep the Seller indemnified against any loss, cost or liability which arises as a result of such warranty being or becoming untrue or incorrect in any respect due to the act, neglect or default of the Purchaser. To the extent that VAT is chargeable, the Purchaser will pay such VAT to the Seller as is due on the sale within ten days of the Seller providing to Purchaser a valid VAT invoice.
(c)    Tax Returns and Payment of Taxes.
(i)    Seller shall remit when due or cause to be remitted when due any amount of Taxes due in connection with the Transferred Assets and/or Transferred Employees for any taxable period ending prior to the Closing Date. Seller shall duly file or cause to be duly filed, any Tax Return required to be filed in respect of any Tax which it is required to pay pursuant to the immediately preceding sentence.
(ii)    Purchaser shall remit when due or cause to be remitted when due any amount of Taxes due in connection with the Transferred Assets and/or Transferred Employees for any taxable period beginning on or after the Closing Date; provided, however, that for the avoidance of doubt Purchaser shall not be liable for any Excluded Liabilities. Purchaser shall duly file or cause to be duly filed, any Tax Return required to be filed in respect of any Tax which it is required to pay pursuant to the immediately preceding sentence.
(d)    Cooperation and Assistance.
(i)    The Parties shall make commercially reasonable efforts to cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding. They each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Section 6.8.
(ii)    Upon request, each Party shall deliver to the other Party certified copies of all receipts for any Tax with respect to which such other Party or any of its Affiliates could claim a foreign tax credit and any supporting documents required in connection with claiming or supporting a claim for such a foreign tax credit.
(iii)    The Parties shall retain records, documents, accounting data and other information in whatever form that are necessary for the preparation and filing, or for any Tax audit, of any and all Tax Returns with respect to any Taxes that

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relate to taxable periods that do not begin after the Closing Date. Such retention shall be in accordance with the record retention policy of the respective Party. Each Party shall give any other Party reasonable access to all such records, documents, accounting data and other information as well as to its personnel and premises to the extent necessary for a reasonable review or a Tax audit of such Tax Returns and relevant to an obligation under this Section 6.8.
(iv)    Upon request, Seller shall deliver its Irish tax reference number to the Purchaser to the extent reasonably required by Purchaser in order to make an Irish stamp duty filing in connection with the purchase of the Transferred Assets.
6.9    Mail Handling.
To the extent that Purchaser and/or any of its Subsidiaries receives any mail or packages addressed to Seller or members of the Seller Group delivered to Purchaser not relating to the Business, the Transferred Assets or the Transferred Liabilities, Purchaser shall promptly deliver such mail or packages to Seller. To the extent Seller or members of the Seller Group receives any mail or packages addressed and delivered to Seller or a member of the Seller Group but relating to the Business, the Transferred Assets or the Transferred Liabilities, Seller shall promptly deliver such mail or packages to Purchaser.
6.10    Wrong Pockets.
To the extent that following the Closing, Seller or Purchaser discover that any Asset:
(a)    not intended to be transferred to Purchaser pursuant to the transactions contemplated by this Agreement and the other Transaction Documents was transferred at, prior to or after the Closing (each such Asset, a “Held Asset”), Purchaser shall, and shall cause its Affiliates to (i) promptly assign and transfer all right, title and interest in such Held Asset to Seller or its designated assignee without delivery of any incremental consideration therefor, and (ii) pending such transfer, (A) hold in trust such Held Asset and provide to Seller or its designated assignee all of the benefits associated with the ownership of the Held Asset, and (B) cause such Held Asset to be used or retained as may be reasonably instructed by Seller; and
(b)    intended to be transferred to Purchaser pursuant to the transactions contemplated by this Agreement and the other Transaction Documents was not transferred at, prior to or after the Closing (each such Asset, an “Omitted Asset”), Seller shall, and shall cause its Affiliates to (i) promptly assign and transfer all right, title and interest in such Omitted Asset to Purchaser or its designated assignee without delivery of any incremental consideration therefor, and (ii) pending such transfer, (A) hold in trust such Omitted Asset and provide to Purchaser or its designated assignee all of the benefits associated with the ownership of the Omitted Asset, and (B) cause such Omitted Asset to be used or retained as may be reasonably instructed by Purchaser.
6.11    Release of Liens; Accounts Payable.
Seller shall cause the release of all Liens (other than Permitted Liens) on each Transferred Asset at or prior to the Closing and shall provide to Purchaser with a confirmation from the holder(s) of such Liens with respect to such release.

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6.12    Shared Contracts.
(a)    Following the date hereof, the Parties shall use reasonable efforts to enter into or to grant, and to cause each third party counterparty to a Shared Contract that is set forth in Section 6.12, of the Disclosure Schedules (each a “Specified Shared Contract”) to enter into or to grant, any new agreements, bifurcations or consents as are reasonably necessary to permit Purchaser to operate the Business on an independent basis following the Closing, derive those claims, rights and benefits, and to assume any obligations and economic burdens, as each such Person derives from such Specified Shared Contract immediately prior to the Closing (such portion of the claims, rights benefits, obligations and economic burdens that are related to the Business, is referred to herein as the “Business Portion” and such portion of the claims, rights, benefits, obligations and economic burdens that are related to Seller and the other members of Seller Group and their respective subsidiaries and their businesses (other than the Business), is referred to herein as the “Non-Business Portion”). If, on the Closing Date, any such third party agreement, bifurcation or consent, as the case may be, is not obtained with respect to a Specified Share Contract, Seller and Purchaser shall, for a period of twelve (12) months following the Closing, (a) continue to use commercially reasonable efforts to enter into or to grant, and to cause each third party counterparty to such Specified Shared Contract to enter into or to grant, any such new agreements, bifurcations or consents, as applicable, (b) cooperate (at their own expense) reasonably and lawfully following the Closing in a mutually acceptable arrangement under which Purchaser, on the one hand, and Seller, on the other hand, would, where commercially reasonable and in compliance with applicable Law, obtain the appropriate claims, rights and benefits and assume and perform the related obligations and bear the related economic burdens of the Business Portion of such Specified Shared Contract (in the case of Purchaser) and the Non-Business Portion of such Specified Shared Contract (in the case of Seller), including by means of subcontracting, sublicensing or subleasing arrangements, or enforcement by the party to such Specified Shared Contract for the benefit (and at the expense) of Purchaser or any of its subsidiaries, or Seller that is an intended beneficiary thereof pursuant to this Section 6.12 and (c) pay, reimburse and/or otherwise be responsible for the Business Portion of all license fees payable to any licensor by any of the foregoing or their respective Subsidiaries under any such Specified Shared Contract on a pro rata basis (based on the relative proportions of such license fee attributable to the Business Portion and Non-Business Portion of such Specified Shared Contract).
(b)    Notwithstanding anything else set forth in this Section 6.12, neither Party nor any of its Affiliates shall (i) be required to take any action pursuant to Section 6.12(a) that would (x) result in a violation of any obligation which such Party or its Affiliates has to any third party, (y) constitute a breach or violation of any applicable Law (whether by operation of law or otherwise), or (z) adversely affect the rights of Purchaser and its Affiliates thereunder (unless the prior written consent of Purchaser has been obtained), (ii) be obligated to pay (or cause to be paid) (x) fees, costs or expenses in connection with their obligations under Section 6.12(a) (other than immaterial administrative or legal costs and expenses) or (y) any consideration to any third party who is requested to enter into or to grant any such new agreements, bifurcations or consents, or (iii) be required to take any action in connection with any Shared Contract that is not a Specified Shared Contract.

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(c)    If the arrangements in Section 6.12(a) cannot be made or completed in respect of a Specified Shared Contract within the period of twelve (12) months following the Closing, at Purchaser’s request, Seller may (at Seller’s expense) seek to terminate the relevant Specified Shared Contract save in circumstances where material or unreasonable termination fees would apply. In the event that the Specified Shared Contract cannot be so terminated (or Purchaser does not make the request to so terminate), Seller and Purchaser shall cooperate and make such other arrangements between them, on terms reasonably satisfactory to Purchaser, as are permitted by the Specified Shared Contract to implement so far as possible the effective transfer of the benefit and burden of the Specified Shared Contract to Purchaser.
(d)    No Solicitation of Business Acquisition Proposals.
During the Interim Period, Seller shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate the making or submission of any Business Acquisition Proposal, (ii) participate in any discussions or negotiations with any Person regarding a Business Acquisition Proposal (provided, that informing a Person of the existence of this Agreement after any such Person contacts Seller, any of its Affiliates or any of its or their respective Representatives regarding a Business Acquisition Proposal and of the restrictions set forth in this Section 6.12 shall not be a breach of this Section 6.12) or (iii) furnish any information to any Person with respect to, or agree to or otherwise enter into, any Business Acquisition Proposal. From and after the date hereof, Seller shall, and shall cause its Affiliates and its and their respective Representatives to, discontinue and not engage in any solicitation efforts or negotiations with respect to or in furtherance of any Business Acquisition Proposal. Seller shall promptly (and in any event within two (2) Business Days after receipt thereof by Seller, any of its Affiliates or any of its or their respective Representatives) advise Purchaser orally and in writing of any Business Acquisition Proposal, request for information with respect to any Business Acquisition Proposal or inquiry with respect to or which would reasonably be expected to result in a Business Acquisition Proposal; the material terms and conditions of such request, Business Acquisition Proposal or inquiry; and the identity of the Person making the same.
6.13    Business Materials; Transferred Personal Property.
At or prior to the Closing Date to the extent reasonably practicable, and otherwise on or promptly after the Closing Date, Seller shall, and shall cause its Affiliates to, deliver to Purchaser (or its designees) at the Facility (i), the Transferred Books and Records and (ii) the Transferred Personal Property, in each case, if and to the extent not already located at the Property or in the possession of Transferred Employees. If, at any time following the Closing, any of Seller or its Affiliates shall discover in its possession or under its control any other such Transferred Books and Records or Transferred Personal Property, Seller shall, and shall cause its Affiliates to, deliver promptly such Transferred Books and Records and/or Transferred Personal Property to Purchaser (or any of its designees).
6.14    Post-Closing Responsibilities.
From and after the Closing, Purchaser shall be responsible for the operation of the Transferred Assets, including the Facility, conducted by Purchaser or any other member of the Purchaser Group pursuant to, and in accordance with, this Agreement, and Seller will have no liability for such operations except for any liability imposed on Seller under the Transition Services Agreement.

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ARTICLE VII
CONDITIONS TO CLOSING
7.1    Conditions Precedent to Obligations of Purchaser and Seller.
The respective obligations of the Parties to consummate and cause the consummation of the Purchase shall be subject to the satisfaction (or waiver, in whole or in part, by the Party for whose benefit such condition exists in its sole discretion, to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following condition:
(a)    No Injunction, etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect on the Closing Date that has or would have the effect of prohibiting or enjoining the Purchase or making the transactions contemplated by this Agreement illegal.
7.2    Conditions Precedent to Obligation of Purchaser.
The obligation of Purchaser to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, in whole or in part, by Purchaser in its sole discretion, to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions (provided that Purchaser will not be obliged to complete the purchase of any of the Transferred Assets unless the purchase of all the Transferred Assets is completed simultaneously):
(a)    Accuracy of Representations and Warranties of Seller. (i) The representations and warranties of Seller contained in this Agreement, taken as a whole (other than Seller Fundamental Representations) (disregarding any exception or qualification of such representations and warranties that that are qualified by the terms “material”, “in all material respects”, or similar words or phrases) shall be true and correct in all material respects on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date), and (ii) the Seller Fundamental Representations shall be true and correct in all but de minimis respects on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all but de minimis respects as of such date)
(b)    Covenants of Seller. Seller shall have performed and complied in all material respects with all covenants contained in this Agreement and the Transition Services Agreement to be performed by it prior to the Closing;
(c)    Officer’s Certificate. Purchaser shall have received a certificate signed by an authorized executive officer of Seller, dated the Closing Date, to the effect that the conditions specified in Sections 7.2(a) and 7.2(b) are satisfied;
(d)    Section 980 of the TCA. Seller shall have delivered to Purchaser either a CGT Clearance Certificate in respect of the Purchase Price or a letter from the auditors of the Seller addressed to (and in a form satisfactory to) Purchaser confirming that none is required;

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(e)    Stamp Duty. Seller shall have delivered its Irish tax reference number to Purchaser to the extent reasonably required by Purchaser in order to make an Irish stamp duty filing in connection with the purchase of the Transferred Assets;
(f)    Certain Consents. The approvals, consents, novations, ratifications or waivers listed in Schedule 7.2(f) hereto, in each case in a form reasonably satisfactory to Purchaser, shall have been obtained;
(g)    Employee Consultations. Seller shall have complied with its obligations under Sections 6.6(a) and 6.6(b);
(h)    Facility Cleaning. Seller shall have certified to Purchaser that it completed the cleaning of the Facility in accordance with usual cleaning practices on the Facility (together with documentation of the compliance with the cleaning standards in the validated manufacturing process to the extent applicable; documentation showing how cleaning limits were set; how adequacy of cleaning was verified on equipment and the Facility surfaces; and how ductwork was protected);
(i)    Release of Liens. All Liens shall have been released from the Transferred Assets, including the AIB Charges; and
(j)    Closing Deliverables. Purchaser shall have received the deliverables required under Section 8.3 hereof.
7.3    Conditions Precedent to Obligation of Seller.
The obligation of Seller to consummate and cause the consummation of the Purchase shall be subject to the satisfaction (or waiver, in whole or in part, by Seller in its sole discretion, to the extent permitted by applicable Law):
(a)    Accuracy of Purchaser’s Representations and Warranties. (i) The representations and warranties of Purchaser contained in this Agreement (other than Purchaser Fundamental Representations) (disregarding any exception or qualification of such representations and warranties that that are qualified by the terms “material”, “in all material respects”, “Purchaser Material Adverse Effect”, or similar words or phrases) shall be true and correct in all material respects on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date), and (ii) the Purchaser Fundamental Representations shall be true and correct in all but de minimis respects on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all but de minimis respects as of such date);
(b)    Covenants of Purchaser. Purchaser shall have performed and complied in all material respects with all covenants contained in this Agreement and the Transition Services Agreement to be performed by it prior to the Closing;
(c)    Officer’s Certificate. Seller shall have received a certificate signed by an authorized executive officer of Purchaser, dated the Closing Date, to the effect that the conditions specified in Sections 7.3(a) and 7.3(b) are satisfied; and

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(d)    Closing Deliverables. Seller shall have received the deliverables required under Section 8.2 hereof.
ARTICLE VIII
CLOSING
8.1    Closing Date.
Unless this Agreement shall have been terminated pursuant to Article X hereof, the closing of the Purchase and the other transactions hereunder (the “Closing”) shall take place through the electronic exchange of deliverables and wire transfer of funds at 8:00 a.m. Dublin Time and in such other places as are necessary to effect the transactions to be consummated at the Closing, on the third Business Day immediately following the satisfaction or, to the extent permitted by Law, waiver of all of the conditions in Article VIII (other than those conditions which by their nature are to be satisfied or, to the extent permitted by Law, waived at the Closing but subject to the satisfaction or, to the extent permitted by Law, waiver of such conditions), or at such other time, date and place as shall be fixed by mutual agreement of the Parties; provided, that notwithstanding the satisfaction of the conditions to the obligations of Purchaser and Seller under Article VIII (or, to the extent permitted by Law, the waiver of such conditions by the Parties entitled to waive such conditions). The date on which the Closing occurs is referred to herein as the “Closing Date”. The effective time (“Effective Time”) of the Closing for tax, operational and all other matters shall be deemed to be 12:01 a.m., local time in each jurisdiction in which the Business is conducted, on the Closing Date.
8.2    Purchaser Obligations.
At the Closing, Purchaser shall, or shall cause one or more of its Subsidiaries to deliver to Seller the Purchase Price less the amount of the Redemption Payment, by wire transfer of immediately available funds to an account designated by Seller (provided that Seller shall have delivered to Parent wire instructions no later than three Business Days prior to the Closing Date), (ii) deliver to AIB by wire transfer of immediately available funds to an account designated by AIB, on behalf of Seller, a sum equal to the amount outstanding in respect of AIB Loan (including all principal, accrued interest, fees and/or penalties), as set out in the letter of confirmation to be delivered to the Purchaser pursuant to Section 8.3(a)(vi) (the “Redemption Payment”) and (iii) deliver to Seller the following in such form and substance as are reasonably acceptable to Seller:
(a)    an executed copy of an Assignment and Assumption Agreement, substantially in the form of Exhibit E (the “Assignment and Assumption Agreement”);
(b)    an executed copy of Transfer;
(c)    an executed copy of the Collateral Warranty Assignment Deed; and
(d)    the other documents described in Section 7.3.
For the purposes of this Section 8.2, Seller hereby irrevocably authorizes and instructs Purchaser to pay (or to procure the payment of) the Redemption Payment to AIB in accordance with Section 8.2 and confirms that the receipt of such funds by AIB shall be sufficient evidence of payment and shall be in full and final discharge of Purchaser’s obligation to make such payments.

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8.3    Seller Obligations.
(a)    At the Closing, Seller shall deliver (and Parent shall cause to be delivered) to Purchaser the following in such form and substance as are reasonably acceptable to Purchaser:
(i)    an executed copy of the Assignment and Assumption Agreement;
(ii)    an executed copy of the Transfer;
(iii)    an executed copy of the Collateral Warranty Assignment Deed;
(iv)    the original Title Leases;
(v)    an executed copy of the Contract for Sale and all documents listed in the documents schedule to the Contract for Sale;
(vi)    a letter of confirmation from AIB confirming (A) all sums (including principal, accrued interest, fees and/or penalties) owing to AIB pursuant to the AIB Loan (B) that on repayment of such sums, AIB will release the AIB Charges and (C) an account and wire instructions into which the Redemption Payment is to made for the purpose of discharging all such sums;
(vii)    deeds of release in respect of the AIB Charges and the release of the Business and Assets from any Lien or other security created by the Seller or otherwise arising;
(viii)    fully executed CRO C6 Forms in respect of the AIB Charges;
(ix)    the other documents described in Section 7.2;
(x)    delivery of all of the tangible Transferred Assets which are capable of transferring by delivery; and
(xi)    in relation to each Transferred Contract, an assignment or novation agreement in the agreed form duly executed by Seller (or the relevant member of the Seller Group where Seller isn’t a party to the relevant Transferred Contract) and, in the case of a novation agreement, by the other party or parties to that contract.
(b)    At the Closing, subject to the Transition Services Agreement, Seller will, at its own cost, ensure that the Excluded Assets are removed, from any properties constituting part of the Transferred Assets, as soon as reasonably practicable after Closing with the minimum inconvenience to Purchaser and minimum damage to any of the Transferred Assets. Any Excluded Asset which remains on any property constituting part of the Transferred Assets after Closing will, subject to the Transition Services Agreement, be at the Seller’s sole risk.

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ARTICLE IX
INDEMNIFICATION
9.1    Survival.
(a)    Subject to Section 9.1(b), each representation and warranty contained in Article IV and Article V shall survive the Closing and shall terminate on the eighteen (18) month anniversary of the Closing Date, except that (i) the Seller Fundamental Representations and Purchaser Fundamental Representations shall survive the Closing, and shall terminate on the six (6) year anniversary of the Closing Date and (ii) the representations and warranties contained in Section 4.14 shall survive the Closing Date and shall remain in full force until 60 days past the expiration of the applicable statute of limitations for the Taxes in question (taking into account any extensions or waivers thereof). The covenants and agreements contained in this Agreement (i) that are required to be performed in whole prior to the Closing shall survive the Closing and shall terminate on the eighteen (18) month anniversary of the Closing Date and (ii) that require performance after the Closing shall survive until the expiration of the applicable statute of limitations (taking into account any extensions or waivers thereof).
(b)    Notwithstanding anything herein to the contrary, the obligations to indemnify and hold harmless a Person pursuant to this Article IX in respect of a breach of representation or warranty, covenant or agreement shall terminate on the applicable survival termination date (as set forth in Section 9.1(a)), unless an Indemnified Party shall have made a claim for indemnification pursuant to Section 9.2 or Section 9.3, subject to the terms and conditions of this Article IX, prior to such survival termination date, as applicable, including by delivering an Indemnification Claim Notice to the Indemnifying Party. Notwithstanding anything herein to the contrary, if an Indemnified Party has made a claim for indemnification pursuant to Section 9.2 or Section 9.3 and delivered an Indemnification Claim Notice to the Indemnifying Party prior to such survival termination date, then such claim (and only such claim), if then unresolved, shall not be extinguished by the passage of the deadlines set forth in Section 9.1(a).
(c)    In determining the existence of, and any Losses arising from, any inaccuracy or breach of a representation or warranty herein, the terms “material” or “materially,” any clause or phrase containing “material,” “materially,” “material respects,” “Material Adverse Effect,” “Purchaser Material Adverse Effect” or any similar terms, clauses or phrases in any such representation or warranty shall be disregarded (as if such word or clause, as applicable, were deleted from such representation, warranty or covenant).
9.2    Indemnification by Seller.
Subject to the limitations set forth in this Article IX, from and after the Closing, Seller agrees to indemnify, defend and hold Purchaser, each of its Affiliates and each of their respective Representatives (collectively, the “Purchaser Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of, relating to or resulting from:
(a)    any breach or inaccuracy of any representations or warranties of Seller set forth in Article IV or the certificate delivered pursuant to Section 7.2;

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(b)    any breach or failure of Seller or its Affiliates to perform any of its covenants or other agreements contained in this Agreement; and/or
(c)    any Excluded Asset and/or any Excluded Liability.
9.3    Indemnification by Purchaser.
Subject to the limitations set forth in this Article IX, from and after the Closing, Purchaser agrees to indemnify, defend and hold Seller, its Affiliates and each of their respective Representatives (collectively, the “Seller Group Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of, relating to or resulting from:
(a)    any breach or inaccuracy of any representations or warranties of Purchaser set forth in Article V or the certificate delivered pursuant to Section 7.3(c);
(b)    any failure of Purchaser to perform any of its covenants or other agreements contained in this Agreement;
(c)    any Transferred Assets and/or any Transferred Liability, in each case of the foregoing, solely to the extent arising out of or relating to the period after the Closing Date (except, in each case of the foregoing, for such portion of any Loss with respect to which Seller would be obligated to indemnify Purchaser Indemnified Persons hereunder); and/or
(d)    (i) any Transfer Taxes allocable to Purchaser pursuant to Section 6.8(a) and (ii) any VAT pursuant to Section 6.8(b).
9.4    Limitations on Indemnification.
The Person making a claim for indemnification under this Article IX is referred to herein as the “Indemnified Party” and the Party against whom such claims for indemnification are asserted under this Article IX is referred to herein as the “Indemnifying Party”. Notwithstanding anything herein to the contrary and other than with respect to Fraud, the indemnification obligations of an Indemnifying Party pursuant to this Agreement shall be subject to the following limitations:
(a)    De Minimis. No Indemnifying Party shall be liable to an Indemnified Party for, and no Indemnified Party shall be entitled to, any indemnification for Losses pursuant to Section 9.2(a) or Section 9.3(a), as the case may be (other than with respect to breaches of Purchaser Fundamental Representations and Seller Fundamental Representations), unless the amount of any indemnifiable Losses in respect of indemnification pursuant to Section 9.2(a) or Section 9.3(a), as the case may be (other than with respect to breaches of Purchaser Fundamental Representations and Seller Fundamental Representations), would exceed, on a single claim (or a group of claims relating to the same facts or circumstances, event or transaction) $25,000, and then only to the extent such Losses exceed $25,000; provided, however, to the extent that the cumulative Losses in excess of such $25,000 threshold exceed $250,000, then all of such Losses from the first dollar shall be taken into account in determining whether cumulative Losses exceed the Deductible and will be recoverable to the extent such Losses exceed the Deductible in accordance with this Section 9.4(b).

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(b)    Deductible. No Indemnifying Party shall be liable to an Indemnified Party for, and no Indemnified Party shall be entitled to, any indemnification for Losses pursuant to Section 9.2(a) or Section 9.3(a), as the case may be (other than with respect to breaches of Purchaser Fundamental Representations, Seller Fundamental Representations and breaches of any representation or warranty set forth in Section 4.14), unless the aggregate of all indemnifiable Losses in respect of indemnification pursuant to Section 9.2(a) or Section 9.3(a), as the case may be (other than with respect to breaches of Purchaser Fundamental Representations, Seller Fundamental Representations and breaches of any representation or warranty set forth in Section 4.14), would exceed on a cumulative basis $650,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible.
(c)    Maximum Amount. The maximum amount of indemnifiable Losses that an Indemnifying Party shall be liable for, or that may be recovered by an Indemnified Party, in the aggregate pursuant to Section 9.2(a) or Section 9.3(a), as the case may be (other than with respect to breaches of Purchaser Fundamental Representations, Seller Fundamental Representations and breaches of any representation or warranty set forth in Section 4.14), shall be $10,000,000. The maximum amount of indemnifiable Losses that an Indemnifying Party shall be liable for, or that may be recovered by an Indemnified Party, in the aggregate pursuant to Section 9.2(a) (with respect to breaches of the Seller Fundamental Representations), Section 9.3(a) (with respect to breaches of Purchaser Fundamental Representations), Section 9.2(b) and Section 9.3(b) shall be the Purchase Price. There shall be no cap on the amount of indemnifiable Losses that an Indemnifying Party shall be liable for, or that may be recovered by an Indemnified Party with respect to, Section 9.2(c), and/or Section 9.3(c).
(d)    Insurance and Other Payments. Payments by an Indemnifying Party pursuant to Section 9.2 or Section 9.3 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or its Affiliates) from any third parties (other than the Indemnifying Party) in respect of any such claim, net of any costs of recovery, and increases in premiums.
(e)    No Duplication. Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement. The Indemnified Parties shall not be entitled to recover more than once for the same Loss.
(f)    No Setoff Rights. Neither Party shall have any right of setoff of any amounts due and payable, or any amounts arising, under this Agreement against any other amounts due and payable, or liabilities arising, under the Transition Services Agreement. The payment obligations under this Agreement, and the Transition Services Agreement remain independent obligations of each Party, irrespective of any amounts owed to any other Party under this Agreement or the or Transition Services Agreement, as the case may be.
(g)    WAIVER. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS A RESULT OF FRAUD, NO PARTY SHALL

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BE LIABLE TO ANY OTHER PARTY, OR THEIR AFFILIATES, FOR ANY LOSSES THAT ARE IN THE NATURE OF SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT THAT SUCH LOSSES ARE REQUIRED TO BE PAID BY AN INDEMNIFIED PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED UPON BREACH OF CONTRACT, TORT, BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY.
(h)    Conflicting Claims. Notwithstanding anything herein to the contrary, (i) none of the Transferred Liabilities (or the transfer thereof) shall (x) diminish any Purchaser Indemnified Person’s recovery for Losses under this Agreement to the extent such Losses relate to any breach by the Seller Group of any of its representations, warranties or covenants in this Agreement, any of the Transaction Documents or any of the certificates delivered hereunder or thereunder, in each case by any member of the Seller Group or (y) prevent the inclusion of any portion of any Transferred Liability and (ii) none of the Excluded Liabilities (or the retention thereof) shall diminish any Seller Group Indemnified Person’s recovery for Losses under this Agreement to the extent such Losses relate to any breach by Purchaser of any representations, warranties or covenants in this Agreement, any of the Transaction Documents or any of the certificates delivered hereunder or thereunder, in each case by Purchaser.
9.5    Indemnification Procedures.
(a)    Claim Procedure. In order for any Indemnified Party to be entitled to make a claim for indemnification under this Article IX, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Indemnifying Party, as promptly as reasonably practicable after it acquires knowledge of the fact, event or circumstance giving rise to a claim for Losses pursuant to this Article IX. Each Indemnification Claim Notice shall specify in reasonable detail the nature of, the facts, circumstances and the amount or a good faith estimate (only to the extent ascertainable) of the potential Losses against which such Indemnified Party seeks indemnification for, such claim asserted, and the provisions of this Agreement upon which such claim for indemnification is made; provided, however, that any failure by such Indemnified Party to give such prompt Indemnification Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. After delivery of an Indemnification Claim Notice to the Indemnifying Party, (i) the Indemnified Party which has provided such Indemnification Claim Notice shall, upon written request from the Indemnifying Party, supply and make available to the Indemnifying Party and its Representatives (at the Indemnifying Party’s cost and expense) all relevant information in its or its Affiliates’ possession relating to the claim reasonably requested by the Indemnifying Party (except to the extent that such action would result in a loss of attorney-client privilege; provided, that such Indemnified Party shall use its commercially reasonable efforts to provide such information in such format to the Indemnifying Party, or on an outside counsel only basis or in such other manner which would not result in the loss of such attorney-client privilege) and (ii) the Indemnified Party shall, and shall cause its Representatives, to (A) be reasonably available to the Indemnifying Party and its Representatives (at the Indemnifying Party’s cost and expense) during normal business

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hours to discuss such claim, (B) render to the Indemnifying Party and its Representatives such assistance as may reasonably be requested, (C) provide reasonable access to such properties, facilities, books, records, accountant work papers and other documents or information in their possession or that may be reasonably obtained as the Indemnifying Party and/or its Representatives may reasonably require (at the Indemnifying Party’s cost and expense) (provided, that the accountants of the Indemnified Party shall not be obligated to make any working papers available to the Indemnifying Party or its Representatives unless and until such Party or such Representative, as applicable, has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such accountants), and (D) otherwise cooperate with the Indemnifying Party and its Representatives in good faith (at the Indemnifying Party’s cost and expense). Without limiting the foregoing, such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party or its Representatives of books, records and other documents and information which are actually and reasonably relevant to such claim.
(b)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by delivering an Indemnification Claim Notice with respect to such Direct Claim to the Indemnifying Party promptly; provided, however, that any failure by such Indemnified Party to give such prompt Indemnification Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party as provided in Section 9.5(a). The Indemnifying Party may, within thirty (30) days after receipt of an Indemnification Claim Notice with respect to such Direct Claim, deliver to the Indemnified Party a written response disputing such claim, which response must state in reasonable detail the reasons why the Indemnifying Party disputes such claim, together with reasonable supporting detail. If the Indemnifying Party fails to deliver a written response disputing such claim within such thirty (30) day period, the Indemnifying Party will be deemed to have waived its right to dispute such claim and such claim shall have been deemed to have been agreed to by the Indemnifying Party.
(c)    Deemed withdrawal of Direct Claims. Save to the extent to which such Direct Claim has previously been satisfied, settled or withdrawn, any Direct Claim by an Indemnified Party shall not be enforceable against the Indemnifying Party and shall be deemed to have been withdrawn unless (except as agreed by the Parties otherwise) Proceedings in respect of such claim are commenced, subject to Section 9.5(d), by the Indemnified Party within nine months of service of notice of any dispute by the Indemnifying Party pursuant to Section 9.5(b).
(d)    Contingent Liabilities. Where any Direct Claim by an Indemnified Party relates to a Loss which, at the time that such claim is notified to the Indemnifying Party is a contingent liability, the Indemnifying Party shall not be under any obligation to make any payment to an Indemnified Party in respect thereof and unless and until such time as the contingent liability ceases to be contingent and becomes actual

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and is due and payable. If an Indemnified Party has issued a notice in respect of such Direct Claim in accordance with Section 9.5(b) before the expiry of the relevant time periods for making such a claim against relevant the Indemnifying Party set out in Section 9.1(a), the 9 month time period in Section 9.5(c) shall be deemed to commence upon the date which the liability ceases to be contingent and becomes an actual liability and is due and payable.
(e)    Third-Party Claims.
(i)    If any Indemnified Party receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which such Indemnifying Party may be obligated to provide indemnification under this Agreement, such Indemnified Party shall deliver an Indemnification Claim Notice with respect to such Third-Party Claim to the Indemnifying Party promptly; provided, however, the failure to give such prompt Indemnification Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such Indemnification Claim Notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, and where reasonably practicable, shall include copies of all letters, claims, complaints, filings, documents and correspondence received by the Indemnified Party or its Representatives with respect thereto.
(ii)    The Indemnifying Party shall have the right, but not the obligation, to investigate, participate in, or by giving written notice to the Indemnified Party within thirty (30) days of receipt of the Indemnification Claim Notice relating to such Third-Party Claim to assume and control the defense of, or settle (subject to Section 9.5(e)(v)), any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense.
(iii)    In the event that the Indemnifying Party timely notifies the Indemnified Party it desires (and is permitted pursuant to Section 9.5) to assume and control the defense of any Third-Party Claim pursuant to Section 9.5(e)(ii), it shall diligently prosecute such Third-Party Claim and it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim that the other Party has assumed the defense of with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof; provided, that if there exists a conflict of interest between the Indemnifying Party and such Indemnified Party as has been determined by the Indemnified Party’s outside legal counsel or if there are one or more different defenses to such Third-Party Claim, then the Indemnified Party shall have the right to claim the reasonable and documented costs and expenses of one (1) counsel and one (1) local counsel in each applicable jurisdiction as indemnifiable Losses to the extent the Indemnified Party is entitled to be indemnified for such Third-Party Claim.

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(iv)    If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or is not permitted to defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently defend the Third-Party Claim, the Indemnified Party may, subject to the provisions of this Article IX, pay, compromise or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Each of the Indemnified Party and the Indemnifying Party shall keep the other and the other’s Representatives reasonably informed concerning the status of any such Third-Party Claim and any related proceedings and all stages thereof. Each of the Parties and the Indemnifying Party and the Indemnified Party shall cooperate in good faith with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the confidentiality provisions of this Agreement) and retaining records relevant or relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense for, and the defense of, such Third-Party Claim.
(v)    Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not compromise or otherwise enter into any judgment or settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, other than a compromise, judgment or settlement that (A) is on exclusively monetary terms with, subject to the limitations in Section 9.4, such monetary amounts paid by the Indemnifying Party concurrently with the effectiveness of the compromise, judgement or settlement, (B) does not involve any finding or admission of violation of Law or admission of wrongdoing by the Indemnified Party and (C) provides in customary form, an unconditional release of, or dismissal with prejudice of, all claims against any Indemnified Party potentially affected by such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(e), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(vi)    Notwithstanding the foregoing, if a Third-Party Claim (A) seeks relief other than the payment of monetary damages or could result in the imposition of an Order that would restrict in any respect any present or future activity or conduct of Purchaser or any of its controlled Affiliates, (B) seeks a finding or admission of a violation of Law (including any Third-Party Claim seeking to impose criminal fines, penalties or sanctions) or of any Order or of a violation of the rights of any Person by Purchaser or any of its controlled Affiliates, or (C) is in connection with a Transferred Contract, then, in each such case, Purchaser shall be entitled to solely direct the defense of any such Third-Party Claim.
9.6    Mitigation.
Each Indemnified Party shall take commercially reasonable steps to mitigate all Losses promptly after its senior executives have actually become aware of any event which gives rise to any Losses that are indemnifiable hereunder.

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9.7    Treatment of Indemnification Payments.
The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.
ARTICLE X
TERMINATION
10.1    Termination Events.
Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:
(a)    by mutual written consent of the Parties;
(b)    after October 14, 2021 (the “Outside Date”), by any Party by notice to the other Party if the Closing shall not have been consummated on or prior to 5:00 p.m. Central Time on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any of its representations, warranties, covenants or other obligations under this Agreement has been the primary cause of, or otherwise primarily resulted in, the failure of the Closing to occur on or prior to such date;
(c)    by any Party, if a final, non-appealable Order enjoining or otherwise prohibiting consummation of the Purchase has been issued by any Governmental Authority (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) or any Law has been enacted that would make the Purchase illegal;
(d)    by Seller if (i) Seller is not in material breach of any of its representations, warranties, covenants or other obligations hereunder that renders or would render the conditions set forth in Sections 7.2(a) or 7.2(b) incapable of being satisfied and (ii) Purchaser is in material breach of any of its representations, warranties, covenants or other obligations hereunder that renders or would render the conditions set forth in Sections 7.3(a) or 7.3(b) incapable of being satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by Seller to Purchaser and (y) three (3) Business Days prior to the Outside Date; or
(e)    by Purchaser if (i) Purchaser is not in material breach of any of its representations, warranties, covenants or other obligations hereunder that renders or would render the conditions set forth in Sections 7.3(a) or 7.3(b) incapable of being satisfied and (ii) Seller is in material breach of any of its representations, warranties, covenants or other obligations hereunder that renders or would render the conditions set forth in Sections 7.2(a) or 7.2(b) incapable of being satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured

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within the earlier of (x) thirty (30) days after the giving of written notice by Purchaser to Seller and (y) three (3) Business Days prior to the Outside Date.
10.2    Effect of Termination.
In the event of any termination of this Agreement as provided in this Article X, this Agreement shall forthwith become wholly void and of no further force and effect, all further obligations of the Parties under this Agreement shall terminate and there shall be no liability on the part of any Party (or any Affiliate or Representative of such Party) to any other Party (or such other Persons), except that the provisions of Sections 6.4, 10.2 and Article XI of this Agreement shall remain in full force and effect and the Parties shall remain bound by and continue to be subject to the provisions thereof. Notwithstanding the foregoing, the provisions of this Section 10.2 shall not relieve either Party of any liability for Fraud or for willful misconduct or intentional breach of this Agreement.
ARTICLE XI
MISCELLANEOUS
11.1    Notices.
All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by e-mail (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):,
(a)    If to Seller:    EirGen Pharma Limited
Westside Business Park
Old Kilmeaden Road,
Co. Waterford
Ireland

Attention:    Damien Burke, CEO
Email:        Damien.burke@eirgen.com
with a copy (which shall not constitute notice) to:
OPKO Health, Inc.
4400 Biscayne Blvd.
Miami, FL 33137
Attention:     Legal Department
Email:         CGreen@opko.com
and
McCann FitzGerald
Riverside One
Sir John Rogerson’s Quay

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Dublin 2
Ireland

Attention:     Alan Fuller
Email:          alan.fuller@mccannfitzgerald.com

(b)    If to Parent:    OPKO Health, Inc.
4400 Biscayne Blvd.
Miami, FL 33137

Attention:     Legal Department
Email:         CGreen@opko.com

with a copy (which shall not constitute notice) to:
McCann FitzGerald
Riverside One
Sir John Rogerson’s Quay
Dublin 2
Ireland

Attention:     Alan Fuller
Email:          alan.fuller@mccannfitzgerald.com

(c)    If to Purchaser: Horizon Therapeutics Ireland DAC
Connaught House, 1st Fl
1 Burlington Road
Dublin 4, D04 C5Y6
Ireland
Attention:    General Counsel
Email:        legal@horizontherapeutics.com
with a copy (which shall not constitute notice) to:
Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
United States of America

Attention:     Barbara L. Borden
Rowook Park
Email:         bordenbl@cooley.com
rpark@cooley.com
and

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Matheson
70 Sir John Rogerson’s Quay
Dublin 2

Attention: David Fitzgibbon
John Coary
Email:    david.fitzgibbon@matheson.com
john.coary@matheson.com

11.2    Bulk Transfers.
The Parties waive, to the fullest extent permitted by Law, compliance with the provisions of all applicable Laws relating to bulk transfers of any jurisdiction in connection with the transfer of the Transferred Assets.
11.3    Severability.
If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision.
11.4    Further Assurances; Further Cooperation.
Subject to the terms and conditions hereof, each of the Parties agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Seller and Purchaser, to effectuate the provisions of this Agreement (for the avoidance of doubt, including any and all steps required to procure the release of the AIB Charges), provided, that all such actions are in accordance with applicable Law. From time to time, Seller or its Subsidiaries (as appropriate) will execute and deliver such further instruments of conveyance, transfer and assignment and take such other action, at Purchaser’s sole expense, as Purchaser may reasonably require to more effectively convey and transfer to Purchaser any of the Transferred Assets, and Purchaser will execute and deliver such further instruments and take such other action, at Seller’s sole expense, as Seller or its Subsidiaries may reasonably require to more effectively assume the Transferred Liabilities.
11.5    Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by electronic signature (including by means of e-mail in .pdf format) shall be considered original executed counterparts for purposes of this Section 11.5.
11.6    Expenses.

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Except as otherwise expressly provided herein, whether or not the Closing occurs, Seller and Purchaser shall each pay their respective expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
11.7    Assignment; Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective permitted successors and assigns; provided, however, that no Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Parties to this Agreement, except that, (i) either Party may: (A) collaterally assign its rights hereunder to any lender or debt financing source of such Party or any of its Affiliates and (B) after the Closing, assign all or part of its rights or obligations hereunder to any Person in connection with an internal restructuring, joint venture, sale or divestiture of all or any part of the equity interests or the assets of such Party or any of its Affiliates and (ii) Purchaser may assign all or part of its rights or obligations hereunder to one or more of its Affiliates, without the consent of the other Party (in the case of clause (i)) or Seller (in the case of clause (ii)). No assignment of any obligations hereunder shall relieve the Parties of any such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.
11.8    Amendment; Waiver.
This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by all of the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
11.9    Remedies.
(a)    The Parties acknowledge and agree that irreparable damage would occur and that the Parties may not have any adequate remedy at Law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or any such breach. Accordingly, the Parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Seller or Purchaser of any of their respective covenants or obligations set forth in this Agreement, each of Purchaser and Seller, respectively, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by such other Party (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement, without proof of actual damages or inadequacy of legal

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remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at Law or in equity) to which such Party may be entitled at any time.
(b)    Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy.
(c)    Each of Seller and Purchaser hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Seller or Purchaser, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Seller or Purchaser, as applicable, under this Agreement. The Parties hereto further acknowledge and agree that (i) by seeking the remedies provided for in this Section 11.9, a Party shall not in any respect waive its right to seek at any time any other form or amount of relief that may be available to a Party under this Agreement (including monetary damages) and (ii) nothing set forth in this Section 11.9 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 11.9 prior or as a condition to exercising any termination right under Article X (and pursuing damages after such termination (subject to the terms of this Agreement)), nor shall the commencement of any Proceeding pursuant to this Section 11.9 or anything set forth in this Section 11.9 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement or otherwise that may be available then or thereafter.
11.10    Third Parties.
This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party nor create or establish any third-party beneficiary hereto (including with respect to any Business Employee); provided, however, that, notwithstanding the foregoing, Purchaser Indemnified Persons and Seller Group Indemnified Persons are intended third-party beneficiaries of, and may enforce, Article IX.
11.11    Governing Law.
Other than Sections 2.1, 8.3 and 11.16, this Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of Ireland, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than Ireland. Sections 2.1, 8.3 and 11.16, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to Sections 2.1, 8.3 and 11.16 or the negotiation, execution or performance of Sections 2.1, 8.3 and 11.16 (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection

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with Sections 2.1, 8.3 and 11.16) shall be governed by and construed in accordance with the law of the State of Delaware.
11.12    Dispute Resolution.
(a)    As between Purchaser and Parent, each of Purchaser and Parent hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any Proceeding arising out of or relating to Sections 2.1, 8.3 or 11.16 or the negotiation, execution or performance of Sections 2.1, 8.3 and 11.16 (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with Sections 2.1, 8.3 or 11.16), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to Sections 2.1, 8.3or 11.16 or the negotiation, execution or performance of Sections 2.1, 8.3 or 11.16 (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with Sections 2.1, 8.3 or 11.16) in the Delaware Court of Chancery, any Federal court of the United States of America sitting in the State of Delaware, or in any Delaware State court, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of Purchaser and Parent hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 11.1 shall be effective service of process for any Proceeding brought in any such court.
(b)    Except as set forth in Section 11.12(a), any and all such disputes that cannot be resolved by the Parties shall be settled solely and exclusively by arbitration in New York, New York pursuant to the commercial rules then in effect of the International Chamber of Commerce, and the merits of the dispute shall be resolved in accordance with the laws of Ireland. The arbitration shall be conducted by an arbitration panel consisting of three (3) arbitrators, each of whom shall be knowledgeable in the subject matter hereof. Each of Purchaser, on one hand, and Parent and Seller, on the other hand, shall select one of the arbitrators, and the two selected arbitrators shall select the third arbitrator. The arbitrators will provide a written explanation to the Parties of any arbitration award. Any decision rendered by the arbitration panel shall be binding, final and conclusive upon the Parties, and a judgment thereon may be entered in, and enforced by, any court having jurisdiction over the Party against which an award is entered or the location of such Party’s assets, and the Parties hereby irrevocably waive any objection to the jurisdiction of such courts based on any ground, including without limitation, improper venue or forum non-conveniens. Except where clearly prevented by the subject matter of the dispute, all Parties shall continue performing their respective obligations

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under this Agreement while this dispute is being resolved. Parties and the arbitration panel shall be bound to maintain the confidentiality of this Agreement, the dispute and any award, except to the extent necessary to enforce any such award. The prevailing Party, if a Party is so designated in the arbitration award, shall be entitled to recover from the other Party its costs and fees, including attorneys’ fees, associated with such arbitration.
(c)    THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
11.13    Disclosure Schedules.
The Disclosure Schedules is hereby incorporated and made a part hereof and is an integral part of this Agreement. Disclosures included in the Disclosure Schedules shall be considered to be made for purposes of all other sections to the Disclosure Schedules to the extent that the relevance of any disclosure to any such other section of the Disclosure Schedules is reasonably apparent. Inclusion of any matter or item in the Disclosure Schedules does not imply that such matter or item would, under the provisions of this Agreement, have to be included in the Disclosure Schedules or that such matter or item is otherwise material. Reference to any Contract set forth in the Disclosure Schedules shall be deemed to include all amendments, purchase orders and schedules thereto from time to time through the date of this Agreement. Nothing contained in the Disclosure Schedules should be construed as an admission of liability or responsibility of any Party to any third party in connection with any pending or threatened Proceeding or otherwise. Any capitalized terms used in the Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement.
11.14    Entire Agreement.
This Agreement, the other Transaction Documents, the Disclosure Schedules and the Exhibits hereto and any other agreements between Purchaser and Seller entered into on the date hereof set forth the entire understanding of the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties or their respective Subsidiaries other than those set forth or referred to herein or therein. In the event of any inconsistency between the provisions of this Agreement and any other Transaction Document, the provisions of this Agreement shall prevail.

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11.15    No Joint Venture.
Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (i) to bind or commit, or to act as an agent, employee or legal Representative of, another Party, except as may be specifically set forth in other provisions of this Agreement or (ii) to have the power to control the activities and operations of another Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.15.
11.16    Parent Guarantee.
(a)    Parent irrevocably guarantees each and every covenant and obligation of Seller and the full and timely performance of Seller’s obligations under the provisions of this Agreement. This is a guaranty of performance, and not of collection, and Parent acknowledges and agrees that this guaranty is full and unconditional, and no release or extinguishments of Seller’s liabilities, whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guaranty. Parent hereby waives, for the benefit of each Purchaser Indemnified Person, (i) any right to require any Purchaser Indemnified Person as a condition of performance of Parent to proceed against Seller or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Seller. Parent understands that Purchaser is relying on this guaranty in entering into this Agreement.
(b)    Parent hereby represents and warrants to Purchaser that: (i) Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) Parent has full power and authority to execute and deliver this Agreement and to perform its obligations under this guaranty and Sections 2.1 and 8.3, (iii) the execution and delivery by Parent of this Agreement and the performance of its obligations under this guaranty and Sections 2.1 and 8.3 have been duly authorized by all requisite corporate action on the part of Parent and (iv) this Agreement has been duly executed and delivered by Parent, and this guaranty and Sections 2.1 and 8.3 constitutes legal, valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and the implied covenant of good faith and fair dealing.
11.17    Section Headings; Table of Contents.
The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed as of the date first above written.

Signed for and on behalf of EIRGEN PHARMA LIMITED:	/s/ Damien Burke
Damien Burke Chief Executive Officer

Signed for and on behalf of HORIZON THERAPEUTICS IRELAND DAC:	/s/Alan Mac Neice
Alan Mac Neice Director

Signed for and on behalf of OPKO Health, Inc. (solely for the purposes of Sections 2.1, 8.3 and 11.16):	/s/Steven Rubin
Steven Rubin Executive Vice President, Administration

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